                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 99

ITEM 6. SELECTED FINANCIAL DATA

      QUALITY DINING, INC.

                                                                           Fiscal Year Ended (1)
                                                         October 26,  October 27,  October 28,  October 29,  October 31,
                                                            2003        2002          2001         2000          1999
                                                         ---------------------------------------------------------------
                                                                   (In thousands, except unit and per share data)
STATEMENT OF OPERATIONS DATA:
Revenues:
Restaurant sales:
   Burger King                                           $ 114,983    $ 123,795    $  80,791    $  83,228    $  84,171
   Chili's Grill & Bar                                      80,710       75,760       69,727       60,921       56,837
   Italian Dining Division                                  17,560       17,052       17,126       16,756       16,066
   Grady's American Grill                                    6,078       21,113       32,969       39,288       45,908
                                                         ---------    ---------    ---------    ---------    ---------
Total revenues                                             219,331      237,720      200,613      200,193      202,982
                                                         ---------    ---------    ---------    ---------    ---------
Operating expenses:
   Restaurant operating expenses:
      Food and beverage                                     59,271       65,912       55,636       55,562       58,254
      Payroll and benefits                                  63,923       69,571       59,101       58,046       58,229
      Depreciation and amortization                          9,940        9,893       10,613       10,174       10,023
      Other operating expenses                              56,638       59,292       49,368       47,345       48,431
                                                         ---------    ---------    ---------    ---------    ---------
Total restaurant operating expenses:                       189,772      204,668      174,718      171,127      174,937
   General and administrative (2)(3)                        16,068       18,715       15,167       17,112       15,971
   Amortization of intangibles                                 364          431          892          910        1,032
   Facility closing costs                                      (90)         355          898            -        1,047
   Impairment of assets                                          -            -       14,487            -        1,454
                                                         ---------    ---------    ---------    ---------    ---------
Total operating expenses                                   206,114      224,169      206,162      189,149      194,441
                                                         ---------    ---------    ---------    ---------    ---------
Operating income (loss) (4) (5)                             13,217       13,551       (5,549)      11,044        8,541
                                                         ---------    ---------    ---------    ---------    ---------
Other income (expense):
   Interest expense                                         (7,143)      (7,916)      (9,873)     (10,589)     (10,119)
   Minority interest in earnings                            (2,678)      (3,010)      (2,886)      (2,933)      (2,891)
   Provision for uncollectible note receivable (6)               -            -            -      (10,000)           -
   Recovery of note receivable                               3,459            -            -            -            -
   Stock purchase expense                                   (1,294)           -            -            -            -
   Gain (loss) on sale of property and equipment               (42)       1,034         (269)        (878)        (260)
   Other income (expense), net                                 997          697        1,197        1,030          151
                                                         ---------    ---------    ---------    ---------    ---------
Total other expense                                         (6,701)      (9,195)     (11,831)     (23,370)     (13,119)
                                                         ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing operations before income
   taxes                                                     6,516        4,356      (17,380)     (12,326)      (4,578)
Income tax provision (benefit)                               3,293          522          330          (22)        (316)
                                                         ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing operations                     3,223        3,834      (17,710)     (12,304)      (4,262)
Income (loss) from discontinued operations (7)              (2,351)       1,250        2,180        2,593        2,305
                                                         ---------    ---------    ---------    ---------    ---------
Net income (loss)                                        $     872    $   5,084    $ (15,530)   $  (9,711)   $  (1,957)
                                                         ---------    ---------    ---------    ---------    ---------

Basic net income (loss) per share:
  Continuing operations                                       0.30         0.34        (1.56)       (1.00)       (0.33)
  Discontinued operations                                    (0.22)        0.11         0.19         0.21         0.18
                                                         ---------    ---------    ---------    ---------    ---------
Basic net income (loss) per share                        $    0.08    $    0.45    $   (1.37)   $   (0.79)   $   (0.15)
                                                         ---------    ---------    ---------    ---------    ---------

Diluted net income (loss) per share:
  Continuing operations                                       0.30         0.34        (1.56)       (1.00)       (0.33)
  Discontinued operations                                    (0.22)        0.11         0.19         0.21         0.18
                                                         ---------    ---------    ---------    ---------    ---------
Diluted net income (loss) per share                      $    0.08    $    0.45    $   (1.37)   $   (0.79)   $   (0.15)
                                                         ---------    ---------    ---------    ---------    ---------
Weighted average shares outstanding:
Basic                                                       10,897       11,248       11,356       12,329       12,668
                                                         ---------    ---------    ---------    ---------    ---------
Diluted                                                     10,921       11,306       11,356       12,329       12,668
                                                         ---------    ---------    ---------    ---------    ---------

                                                                        Fiscal Year Ended (1)
                                                   October 26,  October 27,  October 28,  October 29,  October 31,
                                                      2003         2002          2001        2000         1999
                                                   ---------------------------------------------------------------
RESTAURANT DATA:
Units open at end of period:
       Grady's American Grill                            12           16           34            35           36
       Italian Dining Division                            9            9            8             8            8
       Burger King (8)                                  118          115          116            71           70
       Chili's Grill & Bar                               37           34           33            31           28
                                                   --------     --------     --------     ---------    ---------
                                                        176          174          191           145          142
                                                   --------     --------     --------     ---------    ---------
BALANCE SHEET DATA:
       Working capital (deficiency)                $(10,772)    $(27,165)    $(23,130)    $ (22,329)   $ (17,917)
       Total assets                                 159,276      170,648      180,971       192,899      203,185
       Long-term debt obligations                    85,335       96,814      111,736       104,789      110,676
       Total stockholders' equity                    23,912       25,753       20,380        37,984       49,002

(1) All fiscal years presented consist of 52 weeks except fiscal 1999 which had 53 weeks.

(2) General and administrative costs in fiscal 2000 include approximately $1.25 million in unanticipated expenses related to the litigation, proxy contest and tender offer initiated by NBO, LLC..

(3) General and administrative costs in fiscal 2002 include $1,527,000 of expense related to the litigation with BFBC, Ltd.

(4) Operating income for the fiscal year ended October 31, 1999 includes non-cash charges for the impairment of assets and facility closings totaling $2,501,000. The non-cash charges consist primarily of $650,000 for the disposal of obsolete point of sale equipment that the Company identified as a result of installing its new point-of-sale system in its full service dining restaurants, $1,047,000 for the estimated costs and losses associated with the anticipated closing of two regional offices and three restaurant locations and $804,000 primarily for a non-cash asset impairment write down for two under-performing restaurants.

(5) Operating income for the fiscal year ended October 28, 2001 includes non-cash charges for the impairment of assets and facility closings totaling $15,385,000. The non-cash charges consist primarily of $14,487,000 for the impairment of certain long-lived assets of under-performing Grady's American Grill restaurants and $898,000 for store closing expenses and lease guarantee obligations.

(6) During fiscal 2000 the Company recorded a $10,000,000 non-cash charge to fully reserve for the Subordinated Note.

(7) Loss from discontinued operations for the fiscal year ended October 26, 2003 includes non-cash charges for the impairment of assets totaling $4,411,000. The non-cash charges are primarily for the impairment of certain long-lived assets of under-performing Grady's American Grill restaurants.

(8) On October 15, 2001, the Company acquired 42 restaurants from BBD Business Consultants, Ltd. and its affiliates. The Company's financial statements include the operating results from the date of acquisition.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FORWARD-LOOKING STATEMENTS

      This report contains and incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company's development plans and trends in the Company's operations and financial results. Forward-looking statements can be identified by the use of words such as "anticipates," "believes," "plans," "estimates," "expects," "intends," "may," and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that the Company will actually achieve the plans, intentions and expectations discussed in these forward-looking statements. Actual results may differ materially. Among the risks and uncertainties that could cause actual results to differ materially are the following: the availability and cost of suitable locations for new restaurants; the availability and cost of capital to the Company; the ability of the Company to develop and operate its restaurants; the ability of the Company to sustain sales and margins in the increasingly competitive environment; the hiring, training and retention of skilled corporate and restaurant management and other restaurant personnel; the integration and assimilation of acquired concepts; the overall success of the Company's franchisors; the ability to obtain the necessary government approvals and third-party consents; changes in governmental regulations, including increases in the minimum wage; the results of pending litigation; and weather and other acts of God. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

CRITICAL ACCOUNTING POLICIES

      Management's Discussion and Analysis of Financial Condition and Results of Operations are based upon the Company's consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Actual results may differ from these estimates, and such differences may be material to the consolidated financial statements. Management believes that the following significant accounting policies involve a higher degree of judgment or complexity.

      Property and equipment. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. The useful lives of the assets are based upon management's expectations for the period of time that the asset will be used for the generation of revenue. Management periodically reviews the assets for changes in circumstances that may impact their useful lives.

      Impairment of long-lived assets. Management periodically reviews property and equipment for impairment using historical cash flows as well as current estimates of future cash flows. This assessment process requires the use of estimates and assumptions that are subject to a high degree of judgment. In addition, at least annually, or as circumstances dictate, management assesses the recoverability of goodwill and other intangible assets which requires assumptions regarding the future cash flows and other factors to determine the fair value of the assets. In determining fair value, the Company relies primarily on discounted cash flow analyses that incorporates an investment horizon of five years and utilizes a risk adjusted discount factor. If these assumptions change in the future, management may be required to record impairment charges for these assets. As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants that were sold in fiscal 2003, four Grady's American Grill restaurants that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004, as discontinued operations in the accompanying consolidated financial statements.

            Income taxes. The Company has recorded a valuation allowance to reduce its deferred tax assets since it is more likely than not that some portion of the deferred assets will not be realized. Management has considered all available evidence both positive and negative, including the Company's historical operating results, estimates of future taxable income and ongoing feasible tax strategies in assessing the need for the valuation allowance. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.

      The Company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.

      Other estimates. Management is required to make judgments and or estimates in the determination of several of the accruals that are reflected in the consolidated financial statements. Management believes that the following accruals are subject to a higher degree of judgment.

      Management uses estimates in the determination of the required accruals for general liability, workers' compensation and health insurance. These estimates are based upon a detailed examination of historical and industry claims experience. The claim experience may change in the future and may require management to revise these accruals.

      The Company is periodically involved in various legal actions arising in the normal course of business. Management is required to assess the probability of any adverse judgments as well as the potential ranges of any losses. Management determines the required accruals after a careful review of the facts of each legal action and assistance from outside legal counsel. The accruals may change in the future due to new developments in these matters.

      Management continually reassesses its assumptions and judgments and makes adjustments when significant facts and circumstances dictate. Historically, actual results have not been materially different than the estimates that are described above.

For an understanding of the significant factors that influenced the Company's performance during the past three fiscal years, the following discussion should be read in conjunction with the consolidated financial statements appearing elsewhere in this Annual Report.

RESULTS OF OPERATIONS

The following table reflects the percentages that certain items of revenue and expense bear to total revenues.

                                                                        Fiscal Year Ended
                                                            October 26,  October 27,  October 28,
                                                               2003          2002        2001
                                                            -------------------------------------
Restaurant sales:
    Burger King                                                 52.4%       52.1%       40.3%
    Chili's Grill & Bar                                         36.8        31.8        34.8
    Italian Dining Division                                      8.0         7.2         8.5
    Grady's American Grill                                       2.8         8.9        16.4
                                                               -----       -----       -----
Total revenues                                                 100.0       100.0       100.0
                                                               -----       -----       -----
Operating expenses:
    Restaurant operating expenses:
       Food and beverage                                        27.0        27.7        27.7
       Payroll and benefits                                     29.1        29.3        29.5
       Depreciation and amortization                             4.5         4.2         5.3
       Other operating expenses                                 25.9        24.9        24.6
                                                               -----       -----       -----
Total restaurant operating expenses                             86.5        86.1        87.1
                                                               -----       -----       -----
Income from restaurant operations                               13.5        13.9        12.9
                                                               -----       -----       -----
    General and administrative                                   7.3         7.9         7.6
    Amortization of intangibles                                  0.2         0.2         0.4
    Facility closing costs                                         -         0.1         0.5
    Impairment of assets                                           -           -         7.2
                                                               -----       -----       -----
Operating income (loss)                                          6.0         5.7        (2.8)
                                                               -----       -----       -----
Other income (expense):

    Interest expense                                            (3.3)       (3.3)       (4.9)
    Minority interest in earnings                               (1.2)       (1.3)       (1.4)
    Recovery of note receivable                                  1.6           -           -
    Stock purchase expense                                      (0.6)          -           -
    Gain (loss) on sale of property and equipment                  -         0.4        (0.1)
    Other income (expense), net                                  0.5         0.3         0.5
                                                               -----       -----       -----
Total other expense, net                                        (3.0)       (3.9)       (5.9)
                                                               -----       -----       -----
Income (loss) from continuing operations before income taxes     3.0         1.8        (8.7)
Income tax provision                                             1.5         0.2         0.1
                                                               -----       -----       -----
Income (loss) from continuing operations                         1.5         1.6        (8.8)
Income (loss) from discontinued operations, net of tax          (1.1)        0.5         1.1
                                                               -----       -----       -----
Net income (loss)                                                0.4%        2.1%       (7.7%)
                                                               -----       -----       -----

FISCAL YEAR 2003 COMPARED TO FISCAL YEAR 2002

         Restaurant sales in fiscal 2003 were $219,331,000, a decrease of 7.7% or $18,389,000, compared to restaurant sales of $237,720,000 in fiscal 2002. The decrease was due to a $8,812,000 decrease in restaurant sales in the Company's quick service segment and a $9,577,000 decrease in restaurant sales in the Company's full service segment. As a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants that were sold in fiscal 2003, four Grady's American Grill restaurants that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004, as discontinued operations in the accompanying consolidated financial statements.

         The Company's Burger King restaurant sales were $114,983,000 in fiscal 2003 compared to sales of $123,795,000 in fiscal 2002, a decrease of $8,812,000. The Company had increased revenue of $2,594,000 due to additional sales weeks from three restaurants opened in fiscal 2003 and two restaurants opened in fiscal 2002 that were open for their first full year in fiscal 2003. The Company's Burger King restaurants' average weekly sales decreased to $18,998 in fiscal 2003 versus $20,668 in fiscal 2002. Sales at restaurants open for more than one year decreased 8.2% in fiscal 2003 when compared to the same period in fiscal 2002. The Company believes that the sales decline it experienced in fiscal 2003 resulted primarily from ineffective marketing and unsuccessful new product introductions.

         The Company's Chili's Grill & Bar restaurant sales increased $4,950,000 to $80,710,000 in fiscal 2003 compared to restaurant sales of $75,760,000 in fiscal 2002. The Company had increased revenue of $3,716,000 due to additional sales weeks from three new restaurants opened in fiscal 2003 and one restaurant opened in fiscal 2002 that was open for its first full year in fiscal 2003. The Company's Chili's Grill & Bar restaurants average weekly sales increased to $44,518 in fiscal 2003 versus $43,868 in fiscal 2002. Sales at restaurants open for more than one year increased 2.1% in fiscal 2003 when compared to the same period in fiscal 2002. The Company believes that the sales increases it experienced in fiscal 2003 resulted from the application of the Company's discipline operating systems and the franchisors successful marketing and menu strategies.

         The Company's Grady's American Grill restaurant sales were $6,078,000 in fiscal 2003 compared to sales of $21,113,000 in fiscal 2002, a decrease of $15,035,000. The Company sold or closed 18 units in fiscal 2002. The absence of these units accounted for $14,061,000 of the sales decrease during fiscal 2003. The Company sold four units in fiscal 2003, had four additional units that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. As required by SFAS 144 the results of operations for these restaurants have been classified as discontinued operations for all periods reported. The remaining three Grady's American Grill restaurants had average weekly sales of $38,235 in fiscal 2003 versus $44,807 in fiscal 2002, a decrease of 14.7%. The Company believes sales declines in its Grady's American Grill division resulted from competitive intrusion and the Company's inability to efficiently market this concept.

         During the second quarter of fiscal 2003 the Company closed three Grady's American Grill restaurants. The Company sold four Grady's American Grill restaurants in fiscal 2003 receiving net proceeds of $4.8 million. In light of these disposals and the continued decline in sales and cash flow in its Grady's American Grill division, in the second quarter of fiscal 2003, the Company reviewed the carrying amounts for the balance of its Grady's American Grill Restaurant assets. The Company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, in eight locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the Company concluded that these assets had been impaired. The Company measured the impairment and recorded an impairment charge related to these assets aggregating $4,411,000 in the second quarter of fiscal 2003, consisting of a reduction in the net book value of the Grady's American Grill trademark of $2,882,000 and a reduction in the net book value of certain fixed assets in the amount of $1,529,000. The impairment charge was recorded as a component of discontinued operations. In determining the fair value of the aforementioned restaurants, the Company relied primarily on discounted cash flow analyses that incorporated an investment horizon of five years and utilized a risk adjusted discount factor.

         In light of the continuing negative trends in both sales and cash flows, the increase in the pervasiveness of these declines amongst individual stores, and the accelerating rate of decline in both sales and cash flow, the Company also determined that the useful life of the Grady's American Grill trademark should be reduced from 15 to five years.

         The Company continues to pursue various management actions in response to the negative trend in its Grady's business, including evaluating strategic business alternatives for the division both as a whole and at each of its restaurant locations. While the Company believes that the Grady's American Grill assets are reported at their estimated fair values as of October 26, 2003, there can be no assurance thereof.

         The Company's Italian Dining Division's restaurant sales increased $508,000 to $17,560,000 in fiscal 2003 when compared to restaurant sales of $17,052,000 in fiscal 2002. The Company had increased revenue of $1,730,000 due to additional sales weeks from one new restaurant opened in fiscal 2002. The Italian Dining Division's average weekly sales decreased to $37,522 in fiscal 2003 from $40,122 in fiscal 2002. Sales at restaurants open for more than one year decreased 7.3% in fiscal 2003 when compared to the same period in fiscal 2002. The Company believes that the sales declines it experienced in its Italian division resulted primarily from competitive intrusion and the Company's inability to efficiently market this concept.

         Total restaurant operating expenses were $189,772,000 in fiscal 2003, compared to $204,668,000 in fiscal 2002. As a percentage of restaurant sales, total restaurant operating expenses increased to 86.5% in fiscal 2003 from 86.1% in fiscal 2002. The following factors influenced the operating margins:

         Food and beverage costs were $59,271,000 in fiscal 2003, compared to $65,912,000 in fiscal 2002. As a percentage of total restaurant sales, food and beverage costs decreased 0.7% to 27.0% in fiscal 2003 from 27.7% in fiscal 2002. During fiscal 2003 food and beverage costs, as a percentage of sales, improved in both the quick service segment and the full service segment. The improvement in the quick service segment was mainly due to improved margins in the Company's Grand Rapids, Michigan Burger King market. The Company acquired these restaurants on October 15, 2001, and has implemented new procedures that have reduced food costs as a percentage of sales. The decrease in the full service segment was mainly due to the reduced number of Grady's American Grill restaurants, which historically have had higher food and beverage costs, as a percentage of total restaurant sales, than the Company's other full service concepts.

         Payroll and benefits were $63,923,000 in fiscal 2003, compared to $69,571,000 in fiscal 2002. As a percentage of total restaurant sales, payroll and benefits decreased to 29.1% in fiscal 2003 from 29.3% in fiscal 2002. Payroll and benefits, as a percentage of sales, increased in the quick service segment and decreased in the full service segment. The increase in the quick service segment was mainly due to a decrease in average weekly sales. The decrease in the full service segment was mainly due to the reduced number of Grady's American Grill restaurants, which historically have had higher payroll and benefit costs, as a percentage of total restaurant sales, than the Company's other full service concepts.

         Depreciation and amortization increased $47,000 to $9,940,000 in fiscal 2003 compared to $9,893,000 in fiscal 2002. As a percentage of total restaurant sales, depreciation and amortization increased to 4.5% in fiscal 2003 compared to 4.2% in fiscal 2002. The increase, as a percentage of revenues, was mainly due to the decrease in average weekly sales at the Company's Burger King, Italian Dining and Grady's American Grill restaurants.

         Other restaurant operating expenses include rent and utilities, royalties, promotional expense, repairs and maintenance, property taxes and insurance. Other restaurant operating expenses decreased $2,654,000 to $56,638,000 in fiscal 2003 compared to $59,292,000 in 2002. The decrease was mainly due to the reduced number of Grady's American Grill restaurants operating in fiscal 2003 versus fiscal 2002. Other restaurant operating expenses, as a percentage of total restaurant sales, increased to 25.9% in fiscal 2003 versus 24.9% in fiscal 2002. The increase, as a percentage of revenues, was mainly due to the decrease in average weekly sales at the Company's Burger King, Italian Dining and Grady's American Grill restaurants.

         Income from restaurant operations decreased $3,493,000 to $29,559,000, or 13.5% of revenues, in fiscal 2003 compared to $33,052,000, or 13.9% of revenues, in fiscal 2002. Income from restaurant operations in the Company's quick service segment decreased $3,359,000 while the Company's full service segment decreased $129,000 from the prior year.

         General and administrative expenses, which include corporate and district management costs, were $16,068,000 in fiscal 2003, compared to $18,715,000 in fiscal 2002. As a percentage of total revenues, general and administrative expenses decreased to 7.3% in fiscal 2003 compared to 7.9% in fiscal 2002. In fiscal 2002 the Company incurred approximately $1,527,000 in legal expense for bagel-related litigation (See Note 12 to the Company's consolidated financial statements) compared to $289,000 in legal expense in fiscal 2003. The Company also had $1,059,000 less in bonus expense in fiscal 2003 than in fiscal 2002.

         Amortization of intangibles was $364,000 in fiscal 2003, compared to $431,000 in fiscal 2002. The decrease was due to the decreased number of Grady's American Grill restaurants operated by the Company. As a percentage of total revenues, amortization of intangibles remained consistent at 0.2% in fiscal 2003 and fiscal 2002.

         The Company incurred $220,000 in facility closing costs in fiscal 2003 that have been recorded in discontinued operations and reversed $90,000 in facility closing costs, which have been recorded in continuing operations, because actual facility closing costs were lower than the Company's original estimates.

         The Company had operating income of $13,217,000 in fiscal 2003 compared to operating income of $13,551,000 in fiscal 2002.

         Total interest expense decreased to $7,143,000 in fiscal 2003 from $7,916,000 in fiscal 2002. The decrease was due to lower interest rates and lower debt levels.

         During the third quarter of fiscal 2003, the Chairman and Chief Executive Officer of the Company, Daniel B. Fitzpatrick, purchased all 1,148,014 shares of the Company's common stock owned by NBO, LLC, for approximately $4.1 million. As a result of this transaction, the Company incurred a one-time, non-cash charge of $1,294,000, which is equal to the premium to the market price that Mr. Fitzpatrick paid for the shares. The Company also recorded a corresponding increase in the Company's additional paid-in capital of $1,294,000.

         During the second quarter of fiscal 2003, the Company recorded a $3,459,000 gain on the collection of a note receivable that had previously been written off (See Note 12 to the Company's consolidated financial statements). The Company did not have any similar activity in fiscal 2002.

         Minority interest in earnings pertains to certain related party affiliates that are variable interest entities. The Company holds no direct ownership or voting interest in the VIE's. Minority interest in earnings was $2,678,000 in fiscal 2003 versus $3,010,000 in fiscal 2002. See Note 3 in the Company's consolidated financial statements for further discussion.

         Income tax expense of $3,293,000 was recorded in fiscal 2003 compared to $522,000 in fiscal 2002. The Company recognized $2,317,000 in federal tax expense in fiscal 2003 versus a tax benefit of $826,000 in fiscal 2002. At the end of fiscal 2003, the Company reviewed its valuation reserve against its deferred tax asset consistent with its historical practice. The Company's assessment of its ability to realize the net deferred tax asset was based on the weight of both positive and negative evidence, including the taxable income of its current operations. The Company believes the positive evidence includes the Company's profitability in 2002 and 2003, consistent historical profitability of its Chili's, Italian Dining and Burger King divisions, and the resolution of substantially all of its bagel-related contingent liabilities. The Company believes the negative evidence includes the persistent negative trends in its Grady's American Grill division and the recent sales declines in its Burger King division, and statutory limitations on available carryforward tax benefits. The Company is currently experiencing unusual uncertainty concerning whether, when and to what extent the recent sales declines in its Burger King division will be reversed. In estimating its deferred tax asset, management used its 2004 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.

         Based on its assessment and using the methodology described above, management believes more likely than not the net deferred tax asset will be realized. The Company is currently profitable, has offset approximately $8.5 million of taxable income with net operating loss carryforward benefits in the last two years, and management believes the issues that gave rise to historical losses have been substantially resolved with no impact on its continuing businesses. Moreover, the Company's Burger King and Chili's businesses have been historically, and continue to be, profitable. Nonetheless, realization of the net deferred tax asset will require approximately $26.5 million of future taxable income. The Company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.

         The Company has net operating loss carryforwards of approximately $57.0 million as well as FICA tip credits and alternative minimum tax credits of $5.1 million. Net operating loss carryforwards of $39.9 million expire in 2012, $3.0 million expire in 2018, $1.6 million expire in 2021 and $12.2 million expire in 2022. FICA tip credits of $1.3 million expire in 2012, $477,000 expire in 2013, $572,000 expire in 2014, $571,000 expire in 2015, $727,000 expire in 2016,
$702,000 expire in 2017 and $561,000 expire in 2018. The alternative minimum tax credits of $191,000 carryforward indefinitely. At the end of fiscal 2003 the Company had a valuation reserve against its deferred tax asset of $24.2 million resulting in a net deferred tax asset of $9.0 million.

         Discontinued operations includes four Grady's American Grill restaurants sold during fiscal 2003, four restaurants that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. The decision to dispose of these locations reflects the Company's ongoing process of evaluating the performance and cash flows of its various restaurant locations and using the proceeds from the sale of closed restaurants to reduce outstanding debt. The net loss from discontinued operations for fiscal 2003 was $2,351,000 versus income of $1,250,000 in fiscal 2002. Discontinued operations for the fiscal year ended October 26, 2003 includes non-cash charges for the impairment of assets totaling $4,411,000. The total restaurant sales from discontinued operations for fiscal 2003 were $16,249,000 versus $23,805,000 in fiscal 2002.

         The net income in fiscal 2003 was $872,000, or $0.08 per share, compared to a net income of $5,084,000, or $0.45 per share, in fiscal 2002.

FISCAL YEAR 2002 COMPARED TO FISCAL YEAR 2001

         Restaurant sales in fiscal 2002 were $237,720,000, an increase of 18.5% or $37,107,000, compared to restaurant sales of $200,613,000 in fiscal 2001. The increase was due to a $43,004,000 increase in restaurant sales in the Company's quick service segment that was partially offset by a $5,897,000 decrease in restaurant sales in the Company's full service segment.

         The Company's Burger King restaurant sales were $123,795,000 in fiscal 2002 compared to sales of $80,791,000 in fiscal 2001, an increase of $43,004,000. The Company had increased revenues of $39,568,000 from the Burger King restaurants in the Grand Rapids, Michigan metropolitan area which were purchased on October 15, 2001. The Company also had increased revenue of $2,564,000 due to additional sales weeks from two restaurants opened in fiscal 2002 and three restaurants opened in fiscal 2001 that were open for their first full year in fiscal 2002. The Company's Burger King restaurants average weekly sales decreased to $20,668 in fiscal 2002 versus $21,680 in fiscal 2001. The restaurants in the Grand Rapids acquisition have significantly lower sales than the Company's other Burger King restaurants, adversely affecting the average weekly sales for the year ending October 27, 2002. Sales at restaurants open for more than one year increased 0.5% in fiscal 2002 when compared to the same period in fiscal 2001.

         The Company's Chili's Grill & Bar restaurant sales increased $6,033,000 to $75,760,000 in fiscal 2002 compared to restaurant sales of $69,727,000 in fiscal 2001. The Company had increased revenue of $3,949,000 due to additional sales weeks from one new restaurant opened in fiscal 2002 and two restaurants opened in fiscal 2001 that were open for their first full year in fiscal 2002. The Company's Chili's Grill & Bar restaurants average weekly sales increased to $43,868 in fiscal 2002 versus $42,650 in fiscal 2001. Sales at restaurants open for more than one year increased 3.5% in fiscal 2002 when compared to the same period in fiscal 2001.

         The Company's Grady's American Grill restaurant sales were $21,113,000 in fiscal 2002 compared to sales of $32,969,000 in fiscal 2001, a decrease of $11,856,000. The Company sold or closed 18 units in fiscal 2002. The absence of these units decreased sales by $11,889,000 during fiscal 2002. The three Grady's American Grill restaurants remaining in continuing operations had average weekly sales of $44,807 in fiscal 2002 versus $43,370 in the same period in fiscal 2001 which is a 3.3% increase in comparable store sales.

         The Company sold nine of its Grady's American Grill restaurants for approximately $10.5 million on May 16, 2002. The Company recorded an impairment charge of $4.1 million related to these nine restaurants during the fourth quarter of fiscal 2001. As a consequence of this loss and in connection with the aforementioned evaluation, the Company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded in the fourth quarter of fiscal 2001 that, in 12 locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the Company concluded that these assets had been impaired and recorded an impairment charge related to these assets aggregating $10.4 million during the fourth quarter of fiscal 2001.

         The Company's Italian Dining Division's restaurant sales decreased $74,000 to $17,052,000 in fiscal 2002 when compared to restaurant sales of $17,126,000 in fiscal 2001. The Company had increased revenue of $432,000 due to additional sales weeks from one new restaurant opened in fiscal 2002. The Italian Dining Division's average weekly sales decreased to $40,122 in fiscal 2002 from $41,169 in fiscal 2001. Sales at restaurants open for more than one year decreased 3.0% in fiscal 2002 when compared to the same period in fiscal 2001.

         Total restaurant operating expenses were $204,668,000 in fiscal 2002, compared to $174,718,000 in fiscal 2001. As a percentage of restaurant sales, total restaurant operating expenses decreased to 86.1% in fiscal 2002 from 87.1% in fiscal 2001. The following factors influenced the operating margins:

         On October 15, 2001, the Company purchased 42 Burger King restaurants in the Grand Rapids, Michigan metropolitan area (three of which were subsequently closed). The acquired Burger King restaurants had significantly lower operating margins than the Company's other Burger King restaurants. The new Burger King restaurants therefore had a negative effect on operating margins.

         During fiscal 2002, the Company sold or closed 18 Grady's American Grill Restaurants. The restaurants disposed of had lower operating margins than the Company's other restaurants. The sale of the restaurants therefore had a positive effect on operating margins during fiscal 2002.

         Food and beverage costs were $65,912,000 in fiscal 2002, compared to $55,636,000 in fiscal 2001. As a percentage of total restaurant sales, food and beverage costs were consistent at 27.7% in both fiscal 2002 and fiscal 2001. Food and beverage costs in dollars and as a percentage of sales increased in the quick service segment due to the purchase of Burger King restaurants in Grand Rapids, Michigan. The Company had an increase in food and beverage costs of $11,216,000 in fiscal 2002 due to the addition of the Burger King restaurants in Grand Rapids, Michigan. The full service segment's food and beverage costs, as a percentage of sales, were lower in fiscal 2002 than fiscal 2001. The decrease was mainly due to the reduced number of Grady's American Grill restaurants, which historically have had higher food and beverage costs, as a percentage of total restaurant sales, than the Company's other full service concepts.

         Payroll and benefits were $69,571,000 in fiscal 2002, compared to $59,101,000 in fiscal 2001. As a percentage of total restaurant sales, payroll and benefits decreased 0.2% to 29.3% in fiscal 2002 from 29.5% in fiscal 2001. The Company experienced an increase in payroll, as a percentage of sales, in the quick service segment. The increase as a percent of sales and in total dollars in the quick service segment was due to the purchase of the Burger King restaurants in Grand Rapids, Michigan. The Company experienced an increase in payroll of $11,950,000 in fiscal 2002 due to the addition of the Burger King restaurants in Grand Rapids, Michigan. The Company experienced a decrease in payroll as a percentage of sales in the full service segment mainly due to the decreased number of Grady's American Grill restaurants.

         Depreciation and amortization decreased $720,000 to $9,893,000 in fiscal 2002 compared to $10,613,000 in fiscal 2001. As a percentage of total restaurant sales, depreciation and amortization decreased to 4.2% in fiscal 2002 compared to 5.3% in fiscal 2001. The decrease was mainly due to a $1,330,000 decrease at the Company's Grady's division, which was a direct result of the fiscal 2001 asset impairment charge discussed above. This decrease was partially offset by a $962,000 increase in depreciation and amortization in the quick service segment due to the addition of Burger King restaurants in Grand Rapids, Michigan.

         Other restaurant operating expenses include rent and utilities, royalties, promotional expense, repairs and maintenance, property taxes and insurance. Other restaurant operating expenses increased $9,924,000 to $59,292,000 in fiscal 2002 compared to $49,368,000 in 2001. Other restaurant operating expenses as a percentage of total restaurant sales increased to 24.9% in fiscal 2002 versus 24.6% in fiscal 2001. The increase in dollars and as a percent of sales is mainly due to the addition of Burger King restaurants in Grand Rapids, Michigan.

         The Company recorded a $355,000 facility closing charge in fiscal 2002 consisting primarily of contractual lease costs for certain closed Grady's American Grill restaurants. The Company recorded a $15.4 million impairment of asset and facility closing charge in fiscal 2001. This amount consisted of a $4.9 million charge for the reduction in the net book value of the Grady's American Grill trademark, and a $9.6 million charge for the reduction in the net book value of certain fixed assets and $860,000 in charges for the cost of closing certain restaurant locations and certain lease guarantee obligations.

         Income from restaurant operations increased $7,157,000 to $33,052,000, or 13.9% of revenues, in fiscal 2002 compared to $25,895,000, or 12.9% of revenues, in fiscal 2001. Income from restaurant operations in the Company's quick service segment increased $4,819,000 while the Company's full service segment increased $2,280,000 from the prior year.

         General and administrative expenses, which include corporate and district management costs, were $18,715,000 in fiscal 2002, compared to $15,167,000 in fiscal 2001. As a percentage of total revenues, general and administrative expenses increased to 7.9% in fiscal 2002 compared to 7.6% in fiscal 2001. In fiscal 2002 the Company incurred approximately $1,527,000 for the BFBC, Ltd. litigation (See Note 12 to the Company's consolidated financial statements). The Company did not incur similar expenses during fiscal 2001. The Company also incurred an additional $1,163,000 in general and administrative expenses directly related to the addition of Burger King restaurants in Grand Rapids, Michigan.

         Amortization of intangibles was $431,000 in fiscal 2002, compared to $892,000 in fiscal 2001. As a percentage of total revenues, amortization of intangibles decreased to 0.2% in fiscal 2002 compared to 0.4% in fiscal 2001. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" at the beginning of fiscal 2002. Under SFAS 142, amortization of goodwill was discontinued.

         Total other expenses, as a percentage of total revenues, decreased to 3.9% in fiscal 2002 compared to 5.9% in fiscal 2001. The decrease was mainly due to lower interest rates and lower debt levels that reduced the Company's interest expense in fiscal 2002 versus fiscal 2001. The Company also had a $1,034,000 gain on the sale of fixed assets in fiscal 2002 versus a $269,000 loss on the sale of fixed assets in fiscal 2001.

         Minority interest in earnings pertains to certain related party affiliates that are variable interest entities. The Company holds no direct ownership or voting interest in the VIE's. Minority interest in earnings was $3,010,000 in fiscal 2002 versus $2,886,000 in fiscal 2001. See Note 3 in the Company's consolidated financial statements for further discussion.

         Income tax expense of $522,000 was recorded in fiscal 2002 compared to $330,000 in fiscal 2001. The increase was mainly due to the Company recognizing only a $826,000 tax benefit in fiscal 2002 versus a $946,000 tax benefit in fiscal 2001. The Company utilized $8.5 million of net operating loss carryforwards to offset current year taxable income.

         Discontinued operations includes four Grady's American Grill restaurants sold during fiscal 2003, four Grady's American Grill restaurants that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004. The decision to dispose of these locations reflects the Company's ongoing process of evaluating the performance and cash flows of its various restaurant locations and using the proceeds from the sale of closed restaurants to reduce outstanding debt. The net income from discontinued operations for fiscal 2002 was $1,250,000 versus $2,180,000 in fiscal 2001. The total restaurant sales from discontinued operations in fiscal 2002 were $23,805,000 versus $27,478,000 in fiscal 2001.

         The net income in fiscal 2002 was $5,084,000, or $0.45 per share, compared to a net loss of $15,530,000, or $1.37 per share, in fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the Company's principal sources and uses of cash:

(Dollars in thousands)

                                                                 Fiscal Year Ended
                                                     October 26,     October 27,    October 28,
                                                        2003            2002           2001
                                                     ------------------------------------------
Net cash provided by operating activities            $    14,187    $    16,087    $    10,886

Cash flows from investing activities:
     Acquisition of business, net of cash                      -              -         (4,212)
     Purchase of property and equipment                   (9,570)       (16,102)       (11,821)
     Purchase of other assets                               (892)        (1,013)          (847)
     Proceeds from the sale of assets                      4,782         15,517            358

 Cash flow from financing activities:
     Borrowings (repayment) of long-term debt, net        (3,078)       (13,268)         6,919
     Purchase of common stock                             (2,806)          (264)        (1,925)
     Loan financing fees                                       -           (619)             -
     Cash distributions to minority interest              (4,718)        (3,758)        (3,626)

Cash provided by discontinued operations                   2,366          2,266          3,622

         The Company requires capital principally for building or acquiring new restaurants, replacing equipment and remodeling existing restaurants. During the three year period ended October 26, 2003, the Company financed these activities principally using cash flows from operations, proceeds from the sale of assets and its credit facilities. The Company's restaurants generate cash immediately through sales. As is customary in the restaurant industry, the Company does not have significant assets in the form of trade receivables or inventory, and customary payment terms generally result in several weeks of trade credit from its vendors. Therefore, the Company's current liabilities have historically exceeded its current assets.

         In fiscal 2003, net cash provided by operating activities was $14,187,000 compared to $16,087,000 in fiscal 2002. Lower income from restaurant operations and changes in operating assets and liabilities that used cash were partially offset by the gain on the note receivable collection, a reduction in general and administrative costs and lower interest expense.

         During fiscal 2003, the Company had $9,570,000 in capital expenditures in connection with the opening of new restaurants and the refurbishing of existing restaurants. During fiscal 2003 the Company opened three new full service restaurants and one quick service restaurant. The Company also replaced two existing quick service restaurant buildings with new buildings at the same locations and acquired two additional quick service restaurants in facilities leased from a related party.

         During fiscal 2003, the Company received $4,782,000 in net proceeds from the sale of assets, mainly from the sale of four Grady's American Grill restaurants.

         During the third quarter of fiscal 2003, the Chairman and Chief Executive Officer of the Company, Daniel B. Fitzpatrick, purchased all 1,148,014 shares of the Company's common stock owned by NBO, LLC, for approximately $4.1 million. As a result of this transaction, the Company incurred a one-time, non-cash charge of $1,294,000, which is equal to the premium to the market price that Mr. Fitzpatrick paid for the shares. The shares are owned by one of the Company's Variable Interest Entities (VIE) that has been consolidated into the Company's financial statements see Note 3. The purchase was substantially financed by borrowings by the VIE.

         The Company had a net repayment of $7,350,000 under its revolving credit agreement during fiscal 2003. As of October 26, 2003, the Company's revolving credit agreement had an additional $14,054,000 available for future borrowings. The Company's average borrowing rate on October 26, 2003 was 4.18%. The revolving credit agreement is subject to certain restrictive covenants that require the Company, among other things, to achieve agreed upon levels of cash flow. Under the revolving credit agreement the Company's funded debt to consolidated cash flow ratio may not exceed 3.75 and its fixed charge coverage ratio may not be less than 1.50 on October 26, 2003. The Company was in compliance with these requirements with a funded debt to consolidated cash flow ratio of 3.68 and a fixed charge coverage ratio of 1.72 as of and for the period ended October 26, 2003.

         The Company's primary cash requirements in fiscal 2004 will be capital expenditures in connection with the opening of new restaurants, remodeling of existing restaurants, maintenance expenditures, and the reduction of debt under the Company's debt agreements. During fiscal 2004, the Company anticipates opening two or three full service restaurants. The Company does not plan to open any new quick service restaurants. The actual amount of the Company's cash requirements for capital expenditures depends in part on the number of new restaurants opened, whether the Company owns or leases new units and the actual expense related to remodeling and maintenance of existing units. While the Company's capital expenditures for fiscal 2004 are expected to range from $10,000,000 to $12,000,000, if the Company has alternative uses or needs for its cash, the Company believes it could reduce such planned expenditures without affecting its current operations. The Company has debt service requirements of approximately $1,474,000 in fiscal 2003, consisting primarily of the principal payments required under its mortgage facility.

         The Company anticipates that its cash flow from operations, together with the $14,054,000 available under its revolving credit agreement as of October 26, 2003, will provide sufficient funds for its operating, capital expenditure, debt service and other requirements through the end of fiscal 2004.

         As of October 26, 2003, the Company had a financing package totaling $109,066,000, consisting of a $60,000,000 revolving credit agreement (the "Bank Facility") and a $49,066,000 mortgage facility (the "Mortgage Facility"), as described below.

         The Mortgage Facility currently includes 34 separate mortgage notes, with initial terms of either 15 or 20 years. The notes have fixed rates of interest of either 9.79% or 9.94%. The notes require equal monthly interest and principal payments. The mortgage notes are collateralized by a first mortgage/deed of trust and security agreement on the real estate, improvements and equipment on 19 of the Company's Chili's restaurants (nine of which the Company mortgaged its leasehold interest) and 15 of the Company's Burger King restaurants (three of which the Company mortgaged its leasehold interest). The mortgage notes contain, among other provisions, financial covenants which require the Company to maintain a consolidated fixed charge coverage ratio of at least 1.30 for each of six subsets of the financed properties.

         The Company was not in compliance with the required consolidated fixed charge coverage ratio for two of the subsets of the financed properties as of October 26, 2003. Both of these subsets are comprised solely of Burger King restaurants and had fixed charge coverage ratios of 1.11 and 1.26. The Company sought and obtained waivers of these covenant defaults from the mortgage lenders through November 28, 2004. If the Company is not in compliance with these covenants as of November 28, 2004, the Company will most likely seek additional waivers. The Company believes it would be able to obtain such waivers but there can be no assurance thereof. If the Company is unable to obtain such waivers it is contractually entitled to pre-pay the outstanding balances under one or more of the separate mortgage notes such that the remaining properties in the subsets would meet the required ratio. However, any such prepayments would be subject to prepayment premiums and to the Company's ability to maintain its compliance with the financial covenants in its Bank Facility. Alternatively, the Company is contractually entitled to substitute one or more better performing restaurants for under-performing restaurants such that the reconstituted subsets of properties would meet the required ratio. However, any such substitutions would require the consent of the lenders in the Bank Facility. For these reasons, the Company believes that its rights to prepay mortgage notes or substitute properties may be impractical depending on the circumstances existing at the time.

         On June 10, 2002, the Company refinanced its Bank Facility with a $60,000,000 revolving credit agreement with JP Morgan Chase Bank, as agent, and four other banks. The Bank Facility is collateralized by the stock of certain subsidiaries of the Company, certain interests in the Company's franchise agreements with Brinker and Burger King Corporation and substantially all of the Company's personal property not pledged in the Mortgage Facility.

         The Bank Facility contains restrictive covenants including maintenance of certain prescribed debt and fixed charge coverage ratios, limitations on the incurrence of additional indebtedness, limitations on consolidated capital expenditures, cross-default provisions with other material agreements, restrictions on the payment of dividends (other than stock dividends) and limitations on the purchase or redemption of shares of the Company's capital stock.

         The Bank Facility provides for borrowings at the adjusted LIBOR rate plus a contractual spread which is as follows:

RATIO OF FUNDED DEBT
TO CASH FLOW                                                LIBOR MARGIN
------------------------------                              ------------
Greater than or equal to 3.50                                 3.00%
Less than 3.5x but greater than or equal to 3.00              2.75%
Less than 3.0x but greater than or equal to 2.5x              2.25%
Less than 2.5x                                                1.75%

         The Bank Facility also contains covenants requiring maintenance of funded debt to cash flow and fixed charge coverage ratios as follows:

MAXIMUM FUNDED DEBT
TO CASH FLOW RATIO                               COVENANT
--------------------                             --------
Fiscal 2002
Q2  through Q4                                    4.00

Fiscal 2003
Q1 through Q3                                     4.00
Q4                                                3.75

Fiscal 2004
Q1 through Q3                                     3.75
Q4                                                3.50

Fiscal 2005
Q1 through Q2                                     3.50
Thereafter                                        3.00

FIXED CHARGE COVERAGE RATIO                       1.50

         The Company's funded debt to consolidated cash flow ratio may not exceed 3.75 through the third quarter of fiscal 2004 and 3.50 by the end of fiscal 2004. The Company's funded debt to consolidated cash flow ratio on October 26, 2003 was 3.68. To maintain the required ratios throughout fiscal 2004, the Company plans to continue to dispose of under-performing restaurants, using the proceeds to reduce debt and to continue its efforts to optimize cash flow from its restaurant operations. If the Company does not maintain the required funded debt to consolidated cash flow ratio, that would constitute an event of default under the Bank Facility. The Company would then need to seek waivers from its lenders or amendments to the covenants. During continuance of an event of default, the Company would be subject to a post-default interest rate under the Bank Facility which increases the otherwise effective interest rate by 1.50%. In addition to the right to declare all obligations immediately due and payable, the Bank Facility also has additional rights including, among other things, the right to sell any of the collateral securing the Company's obligations under the Bank Facility. In the event the Company's obligations under the Bank Facility become immediately due and payable the Company does not have sufficient liquidity to satisfy these obligations and it is likely that the Company would be forced to seek protection from its creditors. Such events would also constitute a default under the Company's franchise agreements with Brinker and Burger King Corporation.

         The Company has long-term contractual obligations primarily in the form of lease and debt obligations. The following table summarizes the Company's contractual obligations and their aggregate maturities as of October 26, 2003:

                                                             Payment Due by Fiscal Year
                                --------------------------------------------------------------------------------------
                                                                                                2009 and
Contractual Obligations            2004          2005         2006         2007        2008    thereafter     Total
------------------------------- ----------- ------------- ----------- ------------ ----------- ----------- -----------
Mortgage debt-principal           $  1,625      $  1,792    $  1,985     $  2,175    $  2,316    $ 34,462    $ 44,355
Mortgage debt-interest               4,548         4,383       4,199        3,998       3,527      19,751      40,406
Revolver debt                            -             -      43,600            -           -           -      43,600
Variable interest entity debt        5,661           234         220        1,320           -           -       7,435
Operating leases                     8,446         6,641       6,002        5,704       5,050      22,619      54,462
Construction commitments             1,680             -           -            -           -           -       1,680
                                ----------  ------------  ----------  -----------  ----------  ----------  ----------
    Total contractual cash
    Obligations                   $ 21,960      $ 13,050    $ 56,006     $ 13,197    $ 10,893    $ 76,832    $191,938
                                ----------  ------------  ----------  -----------  ----------  ----------  ----------

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. It nullifies the guidance in Emerging Issues Task Force 94-3, which recognized a liability for an exit cost on the date an entity committed itself to an exit plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted the provisions of SFAS 146 in the first quarter of fiscal 2003. The adoption of this statement did not have a material effect on the Company's results.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." This statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not intend to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. However, the Company early-adopted the disclosure provisions in fiscal 2002 and included this information in Note 4 to the Company's financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". This Interpretation was subsequently revised by the FASB in December 2003 (FIN 46R). The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46R is effective for periods after June 15, 2003 for variable interest entities in which the Company holds a variable interest it acquired before February 1, 2003. For entities acquired or created before February 1, 2003, this Interpretation is effective no later than the end of the first reporting period that ends after March 15, 2004, except for those variable interest entities that are considered to be special-purpose entities, for which the effective date is no later than the end of the first reporting period that ends after December 31, 2003. The Company has applied FIN 46R to the accompanying financial statements (See Note 3).

IMPACT OF INFLATION

         Management does not believe that inflation has had a material effect on the Company's operations during the past several years. Increases in labor, food, and other operating costs could adversely affect the Company's operations. In the past, however, the Company generally has been able to modify its operating procedures or increase menu prices to substantially offset increases in its operating costs.

         Many of the Company's employees are paid hourly rates related to federal and state minimum wage laws and various laws that allow for credits to that wage. Although the Company has been able to and will continue to attempt to pass along increases in labor costs through food and beverage price increases, there can be no assurance that all such increases can be reflected in its prices or that increased prices will be absorbed by customers without diminishing, to some degree, customer spending at the Company's restaurants.

OTHER INFORMATION

      On June 15, 2004 a group of five shareholders led by Company CEO Daniel B. Fitzpatrick ("Fitzpatrick Group") presented the Board with a proposal to purchase all outstanding shares of common stock owned by the public shareholders. Under the terms of the proposed transaction, the public holders of the outstanding shares of the Company would each receive $2.75 in cash in exchange for each of their shares. The purchase would take the form of a merger in which the Company would survive as a privately held corporation. The Fitzpatrick Group advised the Board that it was not interested in selling its shares to a third party, whether in connection with a sale of the company or otherwise.

      On October 13, 2004, the special committee of independent directors established by the Company's Board approved in principle, by a vote of three to one, a transaction by which the Fitzpatrick Group would purchase all outstanding shares of common stock owned by the public shareholders. Under the terms of the proposed transaction, the public holders of the outstanding shares of Quality Dining would receive $3.20 in cash in exchange for each of their shares.

      On November 9, 2004, the Company entered into a definitive merger agreement with a newly-formed entity owned by the Fitzpatrick Group. Under the terms of the agreement, the public shareholders will receive $3.20 in cash in exchange for each of their shares. Following the merger, the Company's common stock will no longer be traded on NASDAQ or registered with the Securities and Exchange Commission. The Fitzpatrick Group has agreed to vote their shares for and against approval of the transaction in the same proportion as the votes cast by all other shareholders voting at the special meeting to be held to vote on the transaction. The agreement provides that if the shareholders do not approve the transaction, the Company will reimburse the Fitzpatrick Group for its reasonable out-of-pocket expenses not to exceed $750,000. The agreement is subject to customary conditions, including, financing and the approval of the Company's shareholders and Franchisors.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

      The Company is exposed to interest rate risk in connection with its $60.0 million revolving credit facility that provides for interest payable at the LIBOR rate plus a contractual spread. The Company's variable rate borrowings under this revolving credit facility totaled $43,600,000 at October 26, 2003. The impact on the Company's annual results of operations of a one-point interest rate change would be approximately $436,000.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

QUALITY DINING, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

                                                                                      October 26,        October 27,
                                                                                         2003              2002
                                                                                      ------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                                         $   1,724          $   1,174
    Accounts receivable                                                                   1,723              1,923
    Inventories                                                                           1,670              1,843
    Deferred income taxes                                                                 2,251              2,356
    Assets held for sale                                                                 10,737                  -
    Other current assets                                                                  2,192              2,256
                                                                                      ---------          ---------
Total current assets                                                                     20,297              9,552
                                                                                      ---------          ---------
Property and equipment, net                                                             107,910            124,451
                                                                                      ---------          ---------
Other assets:
     Deferred income taxes                                                                6,749              7,644
     Trademarks, net                                                                      1,285              5,317
     Franchise fees and development fees, net                                             8,801              9,379
     Goodwill, net                                                                        7,960              7,960
     Liquor licenses, net                                                                 2,820              2,653
     Other                                                                                3,454              3,692
                                                                                      ---------          ---------
Total other assets                                                                       31,069             36,645
                                                                                      ---------          ---------
Total assets                                                                          $ 159,276          $ 170,648
                                                                                      ---------          ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                                $  10,055          $   1,654
     Accounts payable                                                                     6,182              9,796
     Accrued liabilities                                                                 19,520             20,319
                                                                                      ---------          ---------
Total current liabilities                                                                35,757             31,769
Long-term debt                                                                           85,335             96,814
                                                                                      ---------          ---------
Total liabilities                                                                       121,092            128,583
                                                                                      ---------          ---------

Minority interest                                                                        14,272             16,312

Commitments and contingencies (Notes 9, 10 and 12)
Stockholders' equity:

     Preferred stock, without par value: 5,000,000 shares authorized; none issued             -                  -
     Common stock, without par value: 50,000,000 shares authorized;
     12,955,781 and 12,969,672 shares issued, respectively                                   28                 28
     Additional paid-in capital                                                         237,402            237,434
     Accumulated deficit                                                               (206,514)          (207,386)
     Unearned compensation                                                                 (575)              (700)
                                                                                      ---------          ---------
                                                                                         30,341             29,376
     Less treasury stock, at cost, 2,508,587 and 1,360,573 shares, respectively           6,429              3,623
                                                                                      ---------          ---------
Total stockholders' equity                                                               23,912             25,753
                                                                                      ---------          ---------
Total liabilities and stockholders' equity                                            $ 159,276          $ 170,648
                                                                                      ---------          ---------

The accompanying notes are an integral part of the consolidated financial statements.

QUALITY DINING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

                                                                        Fiscal Year Ended
                                                               -------------------------------------
                                                               October 26,  October 27,  October 28,
                                                                  2003        2002         2001
                                                               -----------  -----------  -----------
Revenues:
     Burger King                                               $   114,983  $   123,795  $    80,791
     Chili's Grill & Bar                                            80,710       75,760       69,727
     Italian Dining Division                                        17,560       17,052       17,126
     Grady's American Grill                                          6,078       21,113       32,969
                                                               -----------  -----------  -----------
Total revenues                                                     219,331      237,720      200,613
                                                               -----------  -----------  -----------
Operating expenses:
     Restaurant operating expenses:

        Food and beverage                                           59,271       65,912       55,636
        Payroll and benefits                                        63,923       69,571       59,101
        Depreciation and amortization                                9,940        9,893       10,613
        Other operating expenses                                    56,638       59,292       49,368
                                                               -----------  -----------  -----------
Total restaurant operating expenses                                189,772      204,668      174,718
                                                               -----------  -----------  -----------
Income from restaurant operations                                   29,559       33,052       25,895
                                                               -----------  -----------  -----------
     General and administrative                                     16,068       18,715       15,167
     Amortization of intangibles                                       364          431          892
     Facility closing costs                                            (90)         355          898
     Impairment of assets                                                -            -       14,487
                                                               -----------  -----------  -----------
Operating income (loss)                                             13,217       13,551       (5,549)
                                                               -----------  -----------  -----------
Other income (expense):

        Interest expense                                            (7,143)      (7,916)      (9,873)
        Minority interest in earnings                               (2,678)      (3,010)      (2,886)
        Recovery of note receivable                                  3,459            -            -
        Stock purchase expense                                      (1,294)           -            -
        Gain (loss) on sale of property and equipment                  (42)       1,034         (269)
        Other income, net                                              997          697        1,197
                                                               -----------  -----------  -----------
Total other expense                                                 (6,701)      (9,195)     (11,831)
                                                               -----------  -----------  -----------
Income (loss) from continuing operations before income taxes         6,516        4,356      (17,380)
Income tax provision                                                 3,293          522          330
                                                               -----------  -----------  -----------
Income (loss) from continuing operations                             3,223        3,834      (17,710)
Income (loss) from discontinued operations, net of tax              (2,351)       1,250        2,180
                                                               -----------  -----------  -----------
Net income (loss)                                              $       872  $     5,084  $   (15,530)
                                                               -----------  -----------  -----------
Basic net income (loss) per share:
        Continuing operations                                         0.30         0.34        (1.56)
        Discontinued operations                                      (0.22)        0.11         0.19
                                                               -----------  -----------  -----------
Basic net income (loss) per share                              $      0.08  $      0.45  $     (1.37)
                                                               -----------  -----------  -----------

Diluted net income (loss) per share:
        Continuing operations                                         0.30         0.34        (1.56)
        Discontinued operations                                      (0.22)        0.11         0.19
                                                               -----------  -----------  -----------
Diluted net income (loss) per share                            $      0.08  $      0.45  $     (1.37)
                                                               -----------  -----------  -----------

Weighted average shares outstanding:
        Basic                                                       10,897       11,248       11,356
                                                               -----------  -----------  -----------
        Diluted                                                     10,921       11,306       11,356
                                                               -----------  -----------  -----------

The accompanying notes are an integral part of the consolidated financial statements.

QUALITY DINING, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars and shares in thousands)

                                     Shares                   Additional   Retained                                Stock-
                                     Common       Common       Paid-in     Earnings      Unearned    Treasury      holders'
                                     Stock         Stock       Capital     (Deficit)   Compensation    Stock       Equity
                                    ----------   ---------    ----------  -----------  ------------  ----------   ---------
Balance, October 29, 2000              12,855    $      28    $ 237,031    $(196,940)   $    (437)   $  (1,698)   $  37,984
     Purchase of treasury stock             -            -            -            -            -       (1,925)      (1,925)
     Restricted stock grants              103            -          265            -           96            -            -
     Amortization of unearned
      compensation                                       -            -            -       12,651            -           96
     Common stock subject to
      redemption                            -            -         (245)           -            -            -         (245)
     Restricted stock forfeited           (17)           -          (49)           -           49            -            -
    Net loss, fiscal 2001                   -            -            -      (15,530)           -            -      (15,530)
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balance, October 28, 2001              12,941           28      237,002     (212,470)        (557)      (3,623)      20,380
     Restricted stock grants              125            -          432            -         (432)           -            -
     Retirement of common stock           (96)           -            -            -            -            -            -
     Amortization of unearned
         compensation                       -            -            -            -          289            -          289
    Net income, fiscal 2002                 -            -            -        5,084            -            -        5,084
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balance, October 27, 2002              12,970           28      237,434     (207,386)        (700)      (3,623)      25,753
     Purchase of treasury stock             -            -            -            -            -       (2,806)      (2,806)
     Restricted stock forfeited           (14)           -          (32)           -           32            -            -
     Stock purchase expense                 -            -            -            -            -            -            -
     Amortization of unearned
         compensation                       -            -            -           -            93            -           93
    Net income, fiscal 2003                 -            -            -          872            -            -          872
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balance, October 26, 2003              12,956    $      28    $ 237,402    $(206,514)   $    (575)   $  (6,429)   $  23,912
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------

The accompanying notes are an integral part of the consolidated financial statements.

QUALITY DINING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

                                                                                 Fiscal Year Ended
                                                                         -------------------------------------
                                                                         October 26,  October 27,  October 28,
                                                                             2003        2002         2001
                                                                         -----------  -----------  -----------
Cash flows from operating activities:
    Net income (loss)                                                    $       872  $     5,084  $   (15,530)
    Loss (income) from discontinued operations                                 2,351       (1,250)      (2,180)
    Minority interest in earnings                                              2,678        3,010        2,886
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Depreciation and amortization of property and equipment                9,555        9,631       10,640
        Amortization of other assets                                           1,572        1,617        1,880
        Impairment of assets and facility closing costs                            -          355       15,385
        Loss (gain) on sale of property and equipment                             42       (1,034)         269
        Deferred income taxes                                                  1,000            -            -
        Amortization of unearned compensation                                     93          289           96
        Changes in operating assets and liabilities, excluding effects of acquisitions and dispositions:
           Accounts receivable                                                   200          (50)         416
           Inventories                                                           173          199          391
           Other current assets                                                   64         (180)          84
           Accounts payable                                                   (3,614)        (803)        (864)
           Accrued liabilities                                                  (799)        (781)      (2,587)
                                                                         -----------  -----------  -----------
Net cash provided by operating activities                                     14,187       16,087       10,886
                                                                         -----------  -----------  -----------
Cash flows from investing activities:
    Acquisition of business, net of cash                                           -            -       (4,212)
    Proceeds from sales of property and equipment                              4,782       15,517          358
    Purchase of property and equipment                                        (9,570)     (16,102)     (11,821)
    Purchase of other assets                                                    (892)      (1,013)        (847)
    Other, net                                                                   279            -            -
                                                                         -----------  -----------  -----------
Net cash used for investing activities                                        (5,401)      (1,598)     (16,522)
                                                                         -----------  -----------  -----------
Cash flow from financing activities:
    Purchase of treasury stock                                                (2,806)           -       (1,925)
    Borrowings of long-term debt                                              57,259       95,790       70,150
    Repayment of long-term debt                                              (60,337)    (109,058)     (63,231)
    Cash distributions to minority interest                                   (4,718)      (3,758)      (3,626)
    Loan financing fees                                                            -         (619)           -
    Purchase of common stock subject to redemption                                 -         (264)           -
                                                                         -----------  -----------  -----------
Net cash (used for) provided by financing activities                         (10,602)     (17,909)       1,368
                                                                         -----------  -----------  -----------
Cash provided by discontinued operations                                       2,366        2,266        3,622
                                                                         -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents                             550       (1,154)        (646)
Cash and cash equivalents, beginning of year                                   1,174        2,328        2,974
                                                                         -----------  -----------  -----------
Cash and cash equivalents, end of year                                   $     1,724  $     1,174  $     2,328
                                                                         -----------  -----------  -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest, net of amounts capitalized                   $     7,049  $     8,084  $     9,447
    Cash paid for income taxes                                           $       793  $     1,131  $     1,284

The accompanying notes are an integral part of the consolidated financial statements.

QUALITY DINING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

{1} NATURE OF BUSINESS

Quality Dining, Inc. and its subsidiaries (the "Company") develop and operate both quick service and full service restaurants in 13 states. The Company owns and operates 11 Grady's American Grill restaurants, one Porterhouse Steaks and Seafood restaurant, three restaurants under the tradename of Spageddies Italian Kitchen and six restaurants under the tradename Papa Vino's Italian Kitchen. The Company also operates, as a franchisee, 118 Burger King restaurants and 37 Chili's Grill & Bar restaurants.

{2}  DISCONTINUED OPERATIONS

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified the revenues, expenses and related assets and liabilities of four Grady's American Grill restaurants that were sold in 2003, four Grady's American Grill that met the criteria for `held for sale' treatment in fiscal 2003 and five that met the criteria in fiscal 2004 as discontinued operations in the accompanying consolidated financial statements.

The decision to dispose of these locations reflects the Company's ongoing process of evaluating the performance of the Grady's American Grill restaurants and using the proceeds from dispositions to reduce debt. Net income from discontinued operations for the periods ended October 26, 2003, October 27, 2002, and October 28, 2001 were made up of the following components:

                                                                      Fiscal Year Ended
                                                            October 26,  October 27,  October 28,
                                                             2003           2002          2001
                                                           ------------  -----------  ------------
Revenue discontinued operations                            $    16,219   $    23,805  $    27,478
Income discontinued restaurant operations                          635         1,802        3,204
Facility closing costs                                            (220)            -            -
Impairment of assets                                            (4,411)            -            -
Gain on sale of assets                                             341             -            -
                                                           -----------   -----------  -----------
Income before taxes                                             (3,655)        1,802        3,204
Income tax provision (benefit)                                  (1,304)          552        1,024
                                                           -----------   -----------  -----------
Income (loss) from discontinued operations                 $    (2,351)  $     1,250  $     2,180
                                                           ===========   ===========  ===========

Basic and diluted net income per share from discontinued
   operations                                              $     (0.22)  $      0.11  $      0.19
                                                           ============  ===========  ===========


Assets held for sale consist principally of property, plant and equipment totaling $10,737,000 as of October 26, 2003. The cash flows associated with these restaurants have also been separately identified in the consolidated statements of cash flows. The accompanying footnotes to the financial statements have been reclassified as necessary to conform to this presentation.

{3} BASIS OF PRESENTATION

The Company has adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as revised by the FASB in December 2003 (FIN 46R). As a result of the adoption of this Interpretation, the Company changed its consolidation policy whereby the accompanying consolidated financial statements now include the accounts of Quality Dining, Inc., its wholly owned subsidiaries, and certain related party affiliates that are variable interest entities. Previously, the consolidated financial statements included only the accounts of Quality Dining, Inc. and its wholly owned subsidiaries. In accordance with FIN 46R the Company has elected to restate the results of all periods presented to reflect this change.

The Company determined that certain affiliated real estate partnerships from which the Company leases 42 of its Burger King restaurants and that are substantially owned by certain directors, officers, and stockholders of the Company meet the definition of variable interest entities as defined in FIN 46R ("VIE's"). Furthermore, the Company has determined that it is the primary beneficiary of these VIE's, based on the criteria in FIN 46R. The Company holds no direct ownership or voting interest in the VIE's. Additionally, the creditors and beneficial interest holders of the VIE's have no recourse to the general credit of the Company.

The assets of the VIE's, which consist primarily of property and equipment, totaled $18,599,000 and $16,065,000 at October 26, 2003 and October 27, 2002,
respectively. The liabilities of the VIE's, which consist primarily of bank debt, totaled $7,493,000 and $1,713,000 at October 26, 2003 and October 27, 2002, respectively. Certain of the assets of the VIE's serve as collateral for the debt obligations. Because certain of these assets were previously recorded as capital leases by the Company, with a resulting lease obligation, the consolidation of the VIE's served to increase total assets as reported by the Company by $13,869,000 and $13,707,000 at October 26, 2003 and October 27, 2002,
respectively. The consolidation of the VIE's served to increase total liabilities by $3,697,000 in fiscal 2003 and decrease total liabilities by $2,605,000 in fiscal 2002. Additionally, the consolidation of the VIE's increased treasury stock by $2,806,000 at October 26, 2003 as one of the VIE's purchased common stock of the Company in fiscal 2003. The change had no impact on reported net income for the years ended October 26, 2003, October 27, 2002 and October 28, 2001. However, the change did decrease weighted average shares outstanding, basic and diluted, for the year ending October 26, 2003, because one of the VIE's purchased 1,148,014 shares of the Company's common stock on June 27, 2003, although this did not impact reported basic or diluted earnings per share.

The following table presents the effect of the consolidation of the VIE's on depreciation and amortization expense, other operating expenses, general and administrative expense, interest expense, other income (expense) and weighted average shares for fiscal 2003, 2002 and 2001:

                                                                                 Fiscal Year Ended
                                                                      October 26,    October 27,     October 28,
                                                                        2003           2002            2001
                                                                      ------------------------------------------
Depreciation and amortization expense                                  $ 9,805         $ 9,706        $ 10,342
Change in consolidation policy                                             135             187             271
                                                                       -------         -------        --------
Consolidated depreciation and amortization                               9,940           9,893          10,613
                                                                       -------         -------        --------

Other operating expenses                                                59,217          62,011          51,982
Change in consolidation policy                                          (2,579)         (2,719)         (2,614)
                                                                       -------         -------        --------
Consolidated other operating expenses                                   56,638          59,292          49,368
                                                                       -------         -------        --------

General and administrative expenses                                     15,961          18,638          15,111
Change in consolidation policy                                             107              77              56
                                                                       -------         -------        --------
Consolidated general and administrative expenses                        16,068          18,715          15,167
                                                                       -------         -------        --------

Interest expense                                                         7,479           8,429          10,419
Change in consolidation policy                                            (336)           (513)           (546)
                                                                       -------         -------        --------
Consolidated interest expense                                            7,143           7,916           9,873
                                                                       -------         -------        --------

Other income (expense)                                                     992             655           1,185
Change in consolidation policy                                               5              42              12
                                                                       -------         -------        --------
Consolidated other income (expense)                                        997             697           1,197
                                                                       -------         -------        --------
Basic net income (loss) per share                                         0.08            0.45           (1.37)
Change in consolidation policy                                               -               -               -
                                                                       -------         -------        --------
Consolidated basic net income (loss) per share                            0.08            0.45           (1.37)
                                                                       -------         -------        --------
Diluted net income (loss) per share                                       0.08            0.45           (1.37)
Change in consolidation policy                                               -               -               -
                                                                       -------         -------        --------
Consolidated diluted net income (loss) per share                          0.08            0.45           (1.37)
                                                                       -------         -------        --------

                                                                                 Fiscal Year Ended
                                                                      October 26,    October 27,     October 28,
                                                                        2003           2002            2001
                                                                      ------------------------------------------
Weighted average shares outstanding:
Basic                                                                   11,311          11,248          11,356
Change in consolidation policy                                            (414)              -               -
                                                                       -------         -------        --------
Consolidated basic                                                      10,897          11,248          11,356
                                                                       -------         -------        --------
Diluted                                                                 11,335          11,306          11,356
Change in consolidation policy                                            (414)              -               -
                                                                       -------         -------        --------
Consolidated diluted                                                    10,921          11,306          11,356
                                                                       -------         -------        --------

All significant intercompany balances and transactions have been eliminated.

{4} SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR - The Company maintains its accounts on a 52/53 week fiscal year ending the last Sunday in October. The fiscal year ended October 26, 2003 (fiscal 2003) contained 52 weeks. The fiscal years ended October 27, 2002 (fiscal 2002) and October 28, 2001 (fiscal 2001) also contained 52 weeks.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION - The Company recognizes revenue upon delivery of products to its customers.

INVENTORIES - Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

INSURANCE/SELF-INSURANCE - The Company uses a combination of insurance, self-insurance retention and self-insurance for a number of risks including workers' compensation, general liability, employment practices, directors and officers liability, vehicle liability and employee related health care benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions.

PROPERTY AND EQUIPMENT - Property and equipment, including capitalized leased properties, are stated at cost. Depreciation and amortization are being recorded on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The general ranges of original depreciable lives are as follows:

                                                 Years
                                                 -----
Capitalized Lease Property                      17-20
Buildings and Leasehold Improvements            10-31-1/2
Furniture and Equipment                         3-7
Computer Equipment and Software                 5-7

Upon the sale or disposition of property and equipment, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in Other Expense. Normal repairs and maintenance costs are expensed as incurred.

LONG-LIVED ASSETS - Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of a restaurant's long-lived asset group to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Considerable management judgment is necessary to estimate the fair value of the assets, including a discounted value of estimated future cash flows and fundamental analyses. Accordingly, actual results could vary from such estimates. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 141 AND NO. 142. In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141,

"Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001. SFAS 141 also establishes criteria that must be used to determine whether acquired intangible assets should be recognized separately from goodwill in the Company's financial statements. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. In addition, goodwill and indefinite-lived intangible assets will be tested for impairment in accordance with the provisions of SFAS 142. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company early adopted the provisions of SFAS 142, in the first quarter of fiscal 2002. SFAS 142 allows up to six months from the date of adoption to complete the transitional goodwill impairment test which requires the comparison of the fair value of a reporting unit to its carrying value (using amounts measured as of the beginning of the year of adoption) to determine whether there is an indicated transitional goodwill impairment. The quantification of an impairment requires the calculation of an "implied" fair value for a reporting unit's goodwill. If the implied fair value of the reporting unit's goodwill is less than its recorded goodwill, a transitional goodwill impairment charge is recognized and reported as a cumulative effect of a change in accounting principle. The Company completed the impairment testing of goodwill during the second quarter of fiscal 2002 and determined that there is no transitional goodwill impairment.

Amortized intangible assets consist of the following:

(Dollars in thousands)                                        As of October 26, 2003
------------------------------------            -------------------------------------------------
                                                Gross Carrying     Accumulated            Net
Amortized intangible assets                         Amount        Amortization         Book Value
                                                -------------     ------------         ----------
Trademarks                                        $  2,961         $  (1,676)           $  1,285
Franchise fees and development fees                 14,782            (5,981)              8,801
                                                  --------         ---------            --------
    Total                                         $ 17,743         $  (7,657)           $ 10,086
                                                  --------         ---------            --------

The Company's intangible asset amortization expense for fiscal 2003 was $1,113,000. The estimated intangible amortization expense for each of the next five years is $1,359,000.

In the second quarter of fiscal 2003, the Company recorded an impairment charge related to certain Grady's American Grill restaurants that resulted in a reduction of the net book value of the Grady's American Grill trademark by $2,882,000. In conjunction with the Company's impairment assessment, the Company revised its estimate of the remaining useful life of the trademark from 15 to 5 years. As a result of these changes, net income for fiscal 2003 increased by $87,000, which is approximately $0.01 per diluted share.

In the fourth quarter of fiscal 2001, the Company recorded an impairment charge related to certain Grady's American Grill restaurants that resulted in a reduction of the net book value of the Grady's American Grill trademark by $4,920,000. In conjunction with the Company's impairment assessment, the Company revised its estimate of the remaining useful life of the trademark to 15 years. The original estimated life of the trademark was 40 years. As a result of these changes, net income for fiscal 2002 was decreased by $89,000, which is approximately $0.01 per diluted share.

The Company operates four distinct restaurant concepts in the food-service industry. It owns the Grady's American Grill concept, an Italian Dining concept and it operates Burger King restaurants and Chili's Grill & Bar restaurants as a franchisee of Burger King Corporation and Brinker International, Inc., respectively. The Company has identified each restaurant concept as an operating segment based on management structure and internal reporting. The Company has two operating segments with goodwill - Chili's Grill & Bar and Burger King. The Company had a total of $7,960,000 in goodwill as of October 26, 2003. The Chili's Grill and Bar operating segment had $6,902,000 of goodwill and the Burger King operating segment had $1,058,000 of goodwill.

ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142. The following table reports the comparative impact the adoption of Statement 142 has on the Company's reported results of operations.

                                                                                     Fiscal Year Ended
                                                                    October 26,     October 27,       October 28,
                                                                       2003            2002              2001
                                                                    ----------      ----------        ----------
 (Dollars in thousands, except for earnings-per-share amounts)

Reported net income (loss)                                          $      872      $    5,084        $   (15,530)
  Add back: Goodwill amortization                                            -               -                541
                                                                    ----------      ----------        -----------
  Adjusted net income (loss)                                        $      872      $    5,084        $   (14,989)
                                                                    ==========      ==========        ===========
Basic earnings (loss) per share:
  Reported net income (loss)                                        $     0.08      $     0.45        $     (1.37)
  Goodwill amortization                                                      -               -               0.05
                                                                    ----------      ----------        -----------
  Adjusted net income (loss)                                        $     0.08      $     0.45        $     (1.32)
                                                                    ==========      ==========        ===========
Diluted earnings (loss) per share:
  Reported net income (loss)                                        $     0.08      $     0.45        $     (1.37)
  Goodwill amortization                                                      -               -               0.05
                                                                    ----------      ----------        -----------
  Adjusted net income (loss)                                        $     0.08      $     0.45        $     (1.32)
                                                                    ==========      ==========        ===========

                                                                                 Fiscal Year Ended
                                                                    October 26,     October 27,       October 28,
                                                                       2003            2002              2001
                                                                    ----------      ----------        ----------
 (Dollars in thousands, except for earnings-per-share amounts)

Reported net income (loss) from continuing operations               $    3,223      $    3,834        $   (17,710)
  Add back: Goodwill amortization                                            -               -                541
                                                                    ----------      ----------        -----------
  Adjusted net income (loss) from continuing operations             $    3,223      $    3,834        $   (17,169)
                                                                    ==========      ==========        ===========
Basic earnings (loss) per share:
  Reported net income (loss) from continuing operations             $     0.30      $     0.34        $     (1.56)
  Goodwill amortization                                                      -               -               0.05
                                                                    ----------      ----------        -----------
  Adjusted net income (loss) from continuing operations             $     0.30      $     0.34        $     (1.51)
                                                                    ==========      ==========        ===========
Diluted earnings (loss) per share:
  Reported net income (loss) from continuing operations             $     0.30      $     0.34        $     (1.56)
  Goodwill amortization                                                      -               -               0.05
                                                                    ----------      ----------        -----------
  Adjusted net income (loss) from continuing operations             $     0.30      $     0.34        $     (1.51)
                                                                    ==========      ==========        ===========

FRANCHISE FEES AND DEVELOPMENT FEES - The Company's Burger King and Chili's franchise agreements require the payment of a franchise fee for each restaurant opened. Franchise fees are deferred and amortized on the straight-line method over the lives of the respective franchise agreements. Development fees paid to the respective franchisors are deferred and expensed in the period the related restaurants are opened. Franchise fees are being amortized on a straight-line basis, generally over 20 years. Accumulated amortization of franchise fees as of October 26, 2003 and October 27, 2002 was $5,981,000 and $5,239,000,
respectively.

ADVERTISING - The Company incurs advertising expense related to its concepts under franchise agreements (See Note 5) or through local advertising. Advertising costs are expensed at the time the related advertising first takes place. Advertising costs were $8,011,000, $8,523,000 and $7,630,000 for fiscal years 2003, 2002 and 2001, respectively.

LIQUOR LICENSES - Costs incurred in securing liquor licenses for the Company's restaurants and the fair value of liquor licenses acquired in acquisitions are capitalized and amortized on a straight-line basis, principally over 20 years. Accumulated amortization of liquor licenses as of October 26, 2003 and October 27, 2002 was $1,514,000 and $1,316,000, respectively.

DEFERRED FINANCING COSTS - Deferred costs of debt financing included in other non-current assets are amortized over the life of the related loan agreements, which range from three to 20 years.

COMPUTER SOFTWARE COSTS - Costs of purchased and internally developed computer software are capitalized in accordance with SOP 98-1 and amortized over a five to seven year period using the straight-line method. As of October 26, 2003 and October 27, 2002, capitalized computer software costs, net of related accumulated amortization, aggregated $890,000 and $1,188,000, respectively. Amortization of computer software costs was $265,000, $259,000 and $391,000 for fiscal years 2003, 2002 and 2001 respectively.

CAPITALIZED INTEREST - Interest costs capitalized during the construction period of new restaurants and major capital projects were $18,000, $28,000 and $18,000 for fiscal years 2003, 2002 and 2001 respectively.

STOCK-BASED COMPENSATION - The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." These statements encourage rather than require companies to adopt a new method that accounts for stock-based compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting for stock compensation awards under APB Opinion No. 25 which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the stock at the date of the grant and the amount an employee must pay to acquire the stock. Under this method, no compensation cost has been recognized for stock option awards. The Company has elected to continue to apply APB Opinion No. 25.

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value method as prescribed by SFAS 123, the Company's net earnings (loss) and net earnings (loss) per share would have been the pro forma amounts indicated below:

                                                                        October 26,    October 27,    October 28,
         (in thousands, except per share amounts)                          2003           2002           2001
         ----------------------------------------                          ----           ----           ----
Net income (loss), as reported                                            $   872       $  5,084     $ (15,530)
Deduct: Total stock option based employee compensation expense
determined by using the Black-Scholes option pricing model, net   of
related tax effects                                                           (38)           (48)          (61)
                                                                          -------       --------     ---------
Net income (loss), pro forma                                              $   834       $  5,036     $ (15,591)
                                                                          -------       --------     ---------
Basic net income (loss) per common share, as reported                     $  0.08       $   0.45     $   (1.37)
Basic net income (loss) per common share, pro forma                       $  0.08       $   0.45     $   (1.37)

The weighted average fair value at the date of grant for options granted during fiscal 2003, 2002 and 2001 was $1.05, $1.76 and $1.12 per share, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 2003, 2002 and 2001: dividend yield of 0% for all years; expected volatility of 53.5%, 55.0% and 54.1%, respectively; risk-free interest rate of 3.6%, 3.5% and 4.6%, respectively; and expected lives of 5 years for all fiscal years.

STOCK PURCHASE EXPENSE - During the third quarter of fiscal 2003, the Chairman and Chief Executive Officer of the Company, Daniel B. Fitzpatrick, purchased all 1,148,014 shares of the Company's common stock, owned by NBO, LLC ("NBO"), for approximately $4.1 million. The Company was required to take a one-time non-cash charge of $1,294,000, which is equal to the premium to the market price that Mr. Fitzpatrick paid for the shares.

NET INCOME (LOSS) PER SHARE - Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. For all years presented, the difference between basic and dilutive shares represents options on common stock. Excluded from the diluted earnings per share calculations for fiscal 2003, 2002 and 2001 were 580,683, 457,020 and 608,454, respectively, because to include them would have been anti-dilutive.

CONCENTRATIONS OF CREDIT RISK - Financial instruments, which potentially subject the Company to credit risk, consist primarily of cash and cash equivalents and notes receivable. Substantially all of the Company's cash and cash equivalents at October 26, 2003 were concentrated with a bank located in Chicago, Illinois.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INCOME TAXES - The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. SFAS 109 requires the establishment of a valuation reserve against any deferred tax assets if the realization of such assets is not deemed more likely than not.

RECLASSIFICATIONS - To enhance comparative data, management concluded during fiscal 2003 that sales of promotional items, consisting primarily of toys accompanying kids meals in the quick service segment, should be reported as revenues. Previously, these items were immaterial in amount and the value attributable to them was recorded as an offset to other restaurant operating expense. Amounts reported in prior periods have been reclassified to conform to the current quarter's presentation. For all periods presented, the reclassifications result in an increase of approximately 1% in consolidated revenue and restaurant operating expenses as compared to amounts previously reported. Such reclassifications had no impact on previously reported income from restaurant operations, operating income, net income, or stockholders' equity.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs
Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. It nullifies the guidance in Emerging Issues Task Force 94-3, which recognized a liability for an exit cost on the date an entity committed itself to an exit plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted the provisions of SFAS 146 in the first quarter of fiscal 2003. The adoption of this statement did not have a material affect on the Company's results.

  In December 2002, the FASB issued SFAS No. 148, "Accounting for
Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." This statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not intend to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The Company has adopted the disclosure provisions.

{5} OTHER CURRENT ASSETS AND ACCRUED LIABILITIES

Other current assets and accrued liabilities consist of the following:

                                                                       October 26,    October 27,
(Dollars in thousands)                                                     2003           2002
----------------------                                                     ----           ----
Other current assets:
        Prepaid real estate taxes                                         $   689        $   652
        Prepaid insurance                                                     589            611
        Deposits                                                              406            428
        Prepaid expenses and other current assets                             508            565
                                                                          -------        -------
                                                                          $ 2,192        $ 2,256
                                                                          -------        -------
Accrued liabilities:
        Accrued salaries, wages and severance                             $ 3,711        $ 4,601
        Accrued insurance costs                                             3,688          3,286
        Unearned income                                                     2,214          2,269
        Accrued advertising and royalties                                   1,324          1,214
        Accrued property taxes                                              1,344          1,106
        Accrued sales taxes                                                   738            908
        Other accrued liabilities                                           6,501          6,935
                                                                          -------        -------
                                                                          $19,520        $20,319
                                                                          -------        -------

{6} PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                        October 26,   October 27,
(Dollars in thousands)                                                     2003           2002
----------------------                                                     ----           ----
Land and land improvements                                              $  31,746      $  42,548
Buildings and leasehold improvements                                       95,263         96,273
Furniture and equipment                                                    57,221         63,718
Construction in progress                                                      571          2,060
                                                                        ---------      ---------
                                                                          184,801        204,599
                                                                        ---------      ---------
Less, accumulated depreciation and capitalized lease amortization          76,891         80,148
                                                                        ---------      ---------
Property and equipment, net                                             $ 107,910      $ 124,451
                                                                        ---------      ---------

{7} FRANCHISE AND DEVELOPMENT RIGHTS

      The Company has entered into franchise agreements with two franchisors for the operation of two of its restaurant concepts, Burger King and Chili's. The existing franchise agreements provide the franchisors with significant rights regarding the business and operations of the Company's franchised restaurants. The franchise agreements with Burger King Corporation require the Company to pay royalties ranging from 2.75% to 4.5% of sales and advertising fees of 4.0% of sales. The franchise agreements with Brinker International, Inc. ("Brinker") covering the Company's Chili's restaurant concept require the Company to pay royalty and advertising fees equal to 4.0% and 0.5% of Chili's restaurant sales, respectively. In addition, the Company is required to spend 2.0% of sales from each of its Chili's restaurants on local advertising which is considered to be met by the additional contributions described below. As part of a system-wide promotional effort, the Company paid an additional advertising fee as follows:

Period                                                   % of Sales
------                                                   ----------
September 1, 1999 through August 30, 2000                 0.375%
September 1, 2000 through June 27, 2001                     1.0%
June 28, 2001 through June 26, 2002                         1.2%
June 27, 2002 through June 25, 2003                         2.0%
June 26, 2003 through June 30, 2004                        2.25%

      The Company's development agreement with Brinker expired on December 31, 2003. The development agreement entitled the Company to develop up to 41 Chili's restaurants in two regions encompassing counties in Indiana, Michigan, Ohio, Kentucky, Delaware, New Jersey and Pennsylvania. The Company paid development fees totaling $260,000 for the right to develop the restaurants in the regions. Each Chili's franchise agreement requires the Company to pay an initial franchise fee of $40,000, a monthly royalty fee of 4.0% of sales and advertising fees of 0.5% of sales. The Company completed all of its obligations under its development agreement prior to its expiration.

      On January 27, 2000 the Company executed a "Franchisee Commitment" pursuant to which it agreed to undertake certain "Transformational Initiatives" including capital improvements and other routine maintenance in all of its Burger King restaurants. The capital improvements include the installation of signage bearing the new Burger King logo and the installation of a new drive-through ordering system. The initial deadline for completing these capital improvements - December 31, 2001 - was extended to December 31, 2002, although the Company met the initial deadline with respect to 66 of the 70 Burger King restaurants subject to the Franchisee Commitment. The Company completed the capital improvements to the remaining four restaurants prior to December 31, 2002. In addition, the Company agreed to perform, as necessary, certain routine maintenance such as exterior painting, sealing and striping of parking lots and upgraded landscaping. The Company completed this maintenance prior to September 30, 2000, as required. In consideration for executing the Franchisee Commitment, the Company received "Transformational Payments" totaling approximately $3.9 million during fiscal 2000. In addition, the Company received supplemental Transformational Payments of approximately $135,000 in October of 2001 and $180,000 in 2002. The portion of the Transformational Payments that corresponds to the amount required for the capital improvements will be recognized as income over the useful life of the capital improvements. The portion of the Transformational Payments that corresponds to the required routine maintenance was recognized as a reduction in maintenance expense over the period during which maintenance was performed. The remaining balance of the Transformational Payments was recognized as other income ratably through December 31, 2001, the term of the initial Franchisee Commitment, except that the supplemental Transformational Payments were recognized as other income when received.

      During fiscal 2000, Burger King Corporation increased its royalty and franchise fees for most new restaurants. The franchise fee for new restaurants increased from $40,000 to $50,000 for a 20 year agreement and the royalty rate increased from 3.5% of sales to 4.5% of sales, after a transitional period. For franchise agreements entered into during the transitional period, the royalty rate will be 4.0% of sales for the first 10 years and 4.5% of sales for the balance of the term.

      For new restaurants, the transitional period was from July 1, 2000 to June 30, 2003. Since July 1, 2003, the royalty rate is 4.5% of sales for the full term of new restaurant franchise agreements. For renewals of existing franchise agreements, the transitional period was from July 1, 2000 through June 30, 2001. As of July 1, 2001, existing restaurants that renew their franchise agreements will pay a royalty of 4.5% of sales for the full term of the renewed agreement. The advertising contribution remains at 4.0% of sales. Royalties payable under existing franchise agreements are not affected by these changes until the time of renewal, at which time the then prevailing rate structure will apply.

      Burger King Corporation offered a voluntary program as an incentive for franchisees to renew their franchise agreements prior to the scheduled expiration date ("2000 Early Renewal Program"). Franchisees that elected to participate in the 2000 Early Renewal Program were required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image, and to extend occupancy leases. Franchise agreements entered into under the 2000 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years generally beginning April, 2002 and concluding in April, 2007.

      The Company included 36 restaurants in the 2000 Early Renewal Program. The Company paid franchise fees of $877,000 in the third quarter of fiscal 2000 to extend the franchise agreements of the selected restaurants for 16 to

20 years. In fiscal 2001 and 2002, the Company invested approximately $6.6 million to remodel the selected restaurants to Burger King Corporation's current image.

      Burger King Corporation offered an additional voluntary program as an incentive to franchisees to renew their franchise agreements prior to the scheduled expiration date ("2001 Early Renewal Program"). Franchisees that elected to participate in the 2001 Early Renewal Program are required to make capital investments in their restaurants by, among other things, bringing them up to Burger King Corporation's current image (Image 99), and to extend occupancy leases. Franchise agreements entered into under the 2001 Early Renewal Program have special provisions regarding the royalty payable during the term, including a reduction in the royalty to 2.75% over five years commencing 90 days after the semi-annual period in which the required capital improvements are made.

      The Company included three restaurants in the 2001 Early Renewal Program. The Company paid franchise fees of $144,925 in fiscal 2001 to extend the franchise agreements of the selected restaurants for 17 to 20 years. The Company invested approximately $1.7 million in fiscal 2003 to remodel two participating restaurants to Burger King Corporation's current image. The Company withdrew one restaurant from the 2001 Early Renewal Program in fiscal 2004.

      Through participation in the various early renewal plans the Company has been able to reduce it royalty expense by $421,000, $301,000 and $146,000 in fiscal 2004, 2003 and 2002, respectively.

      Burger King Corporation also provides general specifications for designs, color schemes, signs and equipment, formulas for preparation of food and beverage products, marketing concepts, inventory, operations and financial control methods, management training, technical assistance and materials. Each franchise agreement prohibits the Company from transferring a franchise without the prior approval of Burger King Corporation.

      Burger King Corporation's franchise agreements prohibit the Company, during the term of the agreements, from owning or operating any other hamburger restaurant. For a period of one year following the termination of a franchise agreement, the Company remains subject to such restriction within a two mile radius of the Burger King restaurant which was the subject of the franchise agreement.

{8} INCOME TAXES

The provision for income taxes for the fiscal years ended October 26, 2003, October 27, 2002 and, October 28, 2001 is summarized as follows:

                                                                     Fiscal Year Ended
                                                        October 26,      October 27,   October 28,
(Dollars in thousands)                                     2003             2002          2001
----------------------                                     ----             ----          ----
Current:
    Federal                                               $      -      $    (330)             -
    State                                                      976          1,348          1,276
                                                          --------      ---------      ---------
                                                               976          1,018          1,276
                                                          --------      ---------      ---------
Deferred:
    Provision (benefit) for the period                       2,317           (496)          (946)
                                                          --------      ---------      ---------
    Total                                                 $  3,293      $     522      $     330
                                                          --------      ---------      ---------

The components of the deferred tax assets and liabilities are as follows:

                                                                          October 26,        October 27,
(Dollars in thousands)                                                       2003                2002
----------------------                                                       ----              ----
Deferred tax assets:
     Net operating loss carryforwards                                      $ 19,852          $ 15,589
     Note receivable allowance                                                    -             6,991
     FICA tip credit and minimum tax credit                                   5,141             4,580
     Accrued liabilities                                                      2,531             2,290
     Property and equipment                                                   2,888             2,401
     Capitalized lease obligations                                              637               686
     Trademarks                                                               1,767               666
     Franchise Fees                                                             803               737
     Other                                                                      616               790
                                                                           --------          --------
     Deferred tax assets                                                     34,235            34,730
     Less: Valuation allowance                                              (24,169)          (23,958)
                                                                           --------          --------
                                                                             10,066            10,772
                                                                           --------          --------
Deferred tax liabilities:
     Goodwill                                                                  (958)             (686)
     Other                                                                     (108)              (86)
                                                                           --------          --------
     Deferred tax liabilities                                                (1,066)             (772)
                                                                           --------          --------
     Net deferred tax assets                                               $  9,000          $ 10,000
                                                                           --------          --------

      The Company has net operating loss carryforwards of approximately $56.7 million as well as FICA tip credits and alternative minimum tax credits of $5.1 million.

      Net operating loss carryforwards expire as follows:

                                                      Net operating loss
                                                        carryforwards
                                                        -------------
Net operating loss carryforwards expiring 2012           $ 39,921,000
Net operating loss carryforwards expiring 2018              3,000,000
Net operating loss carryforwards expiring 2021              1,619,000
Net operating loss carryforwards expiring 2022             12,181,000
                                                         ------------
Total net operating loss carryforwards                   $ 56,721,000
                                                         ------------

FICA tip credits expire as follows:

                                                       FICA Tip Credits
                                                       ----------------
FICA tip credit expiring in 2012                          $ 1,340,000
FICA tip credit expiring in 2013                              477,000
FICA tip credit expiring in 2014                              572,000
FICA tip credit expiring in 2015                              571,000
FICA tip credit expiring in 2016                              727,000
FICA tip credit expiring in 2017                              702,000
FICA tip credit expiring in 2018                              561,000
                                                          -----------
Total FICA tip credits                                    $ 4,950,000
                                                          -----------

      The alternative minimum tax credits of $191,000 carryforward indefinitely.

      At October 26, 2003, the Company has deferred tax assets consisting principally of carryforward tax losses and credits aggregating $34,235,000. After considering the weight of available positive and negative evidence regarding the realizability of these assets, the Company has recorded a valuation allowance aggregating $24,169,000, to reduce its net deferred tax asset to $9,000,000, the amount management believes more likely than not will be realized. The significant positive evidence considered by management in making this judgment included the Company's profitability in 2002 and 2003, the consistent historical profitability of the Company's Burger King, Chili's and Italian Dining divisions, and the resolution during 2003 of substantially all contingent liabilities related to its sold bagel businesses. The negative evidence considered by management includes persistent negative operating trends in its Grady's American Grill division, recent same store sales declines in the Burger King division (the largest operating unit) and statutory limitations on available carryforward tax benefits.

      In estimating its deferred tax asset, management used its 2004 operating plan as the basis for a forecast of future taxable earnings. Management did not incorporate growth assumptions and limited the forecast to five years, the period that management believes it can project results that are more likely than not achievable. Absent a significant and unforeseen change in facts or circumstances, management re-evaluates the realizability of its tax assets in connection with its annual budgeting cycle.

      Based on its assessment and using the methodology described above, management believes more likely than not the net deferred tax asset will be realized. The Company is currently profitable, has offset approximately $8.5 million of taxable income with net operating loss carryforward benefits in the last two years, and management believes the issues that gave rise to historical losses have been substantially resolved with no impact on its continuing businesses. Moreover, these core businesses have been historically, and continue to be, profitable. Nonetheless, realization of the net deferred tax asset will require approximately $26.5 million of future taxable income. The Company operates in a very competitive industry that can be significantly affected by changes in local, regional or national economic conditions, changes in consumer tastes, weather conditions and various other consumer concerns. Accordingly, the amount of the deferred tax asset considered by management to be realizable, more likely than not, could change in the near term if estimates of future taxable income change. This could result in a charge to, or increase in, income in the period such determination is made.

Differences between the effective income tax rate and the U.S. statutory tax rate are as follows:

                                                                                    Fiscal Year Ended
                                                                        October 26,    October 27,    October 28,
(Percent of pretax income)                                                 2003           2002           2001
--------------------------                                                 ----           ----           ----
Statutory tax rate                                                          34.0%          34.0%        (34.0)%
State income taxes, net of federal income tax benefit                        9.9           20.4           4.8
FICA tax credit                                                             (4.6)          (8.3)         (2.1)
Change in valuation allowance                                                3.2          (38.1)         33.1
Stock purchase expense                                                       6.8              -             -
Other, net                                                                   1.3            3.9           0.1
                                                                            ----          -----          ----
Effective tax rate                                                          50.6%          11.9%          1.9%
                                                                            ----          -----          ----

{9} LONG-TERM DEBT AND CREDIT AGREEMENTS

      The Company has a financing package totaling $109,066,000, consisting of a $60,000,000 revolving credit agreement and a $49,066,000 mortgage facility, as described below. The revolving credit agreement executed with JP Morgan Chase Bank, as agent for a group of five banks, provides for borrowings of up to $60,000,000 with interest payable at the adjusted LIBOR rate plus a contractual spread. The weighted average borrowing rate under the revolving credit agreement on October 26, 2003 was 4.18%. The revolving credit agreement will mature on November 1, 2005, at which time all amounts outstanding thereunder are due. The Company had $14,054,000 available under its revolving credit agreement as of October 26, 2003. The revolving credit agreement is collateralized by the stock of certain subsidiaries of the Company, certain interests in the Company's franchise agreements with Brinker and Burger King Corporation and substantially all of the Company's real and personal property not pledged in the mortgage financing.

      The revolving credit agreement contains, among other provisions, restrictive covenants including maintenance of certain prescribed debt and fixed charge coverage ratios, limitations on the incurrence of additional indebtedness, limitations on consolidated capital expenditures, cross-default provisions with other material agreements, restrictions on the payment of dividends (other than stock dividends) and limitations on the purchase or redemption of shares of the Company's capital stock. Under the revolving credit agreement the Company's funded debt to consolidated cash flow ratio could not exceed 3.75 and its fixed charge coverage ratio could not be less than 1.50 on October 26, 2003. The Company was in compliance with these requirements with a funded debt to consolidated cash flow ratio of 3.68 and a fixed charge coverage ratio of 1.72.

      Letters of credit reduce the Company's borrowing capacity under its revolving credit facility and represent purchased guarantees that ensure the Company's performance or payment to third parties in accordance with specified terms and conditions which amounted to $2,346,000 and $1,876,000 as of October 26, 2003 and October 27, 2002, respectively.

      The $49,066,000 mortgage facility currently includes 34 separate mortgage notes, with terms of either 15 or 20 years. The notes have fixed rates of interest of either 9.79% or 9.94%. The notes require equal monthly interest and principal payments. The mortgage notes are collateralized by a first mortgage/deed of trust and security agreement on the real estate, improvements and equipment on 19 of the Company's Chili's restaurants and 15 of the Company's Burger King restaurants. The mortgage notes contain, among other provisions, financial covenants which require the Company to maintain a consolidated fixed charge coverage ratio of at least 1.30 for each of six subsets of the financed properties.

      The Company was not in compliance with the required consolidated fixed charge coverage ratio for two of the subsets of the financed properties as of October 26, 2003. Both of these subsets are comprised solely of Burger King restaurants and had fixed charge coverage ratios of 1.11 and 1.26. The Company sought and obtained waivers of these covenant defaults from the mortgage lenders through November 28, 2004. If the Company is not in compliance with these covenants as of November 28, 2004, the Company will most likely seek additional waivers. The Company believes it would be able to obtain such waivers but there can be no assurance thereof. If the Company is unable to obtain such waivers it is contractually entitled to pre-pay the outstanding balances under one or more of the separate mortgage notes such that the remaining properties in the subsets would meet the required ratio. However, any such prepayments would be subject to prepayment premiums and to the Company's ability to maintain its compliance with the financial covenants in its revolving credit agreement. Alternatively, the Company is contractually entitled to substitute one or more better performing restaurants for under-performing restaurants such that the reconstituted subsets of properties would meet the required ratio. However, any such substitutions would require the consent of the lenders in the revolving credit agreement. For these reasons, the Company believes that its rights to prepay mortgage notes or substitute properties may be impractical depending on the circumstances existing at the time.

      The Company has adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as revised by the FASB in December 2003 (FIN 46R), (See Note 3). As a result of the adoption of this Interpretation, the Company changed its consolidation policy whereby the accompanying consolidated financial statements now include the accounts of Quality Dining, Inc., its wholly owned subsidiaries, and certain related party affiliates that are variable interest entities (VIE). The Company holds no direct ownership or voting interest in the VIE's. Additionally, the creditors and beneficial interest holders of the VIE's have no recourse to the general credit of the Company. The VIE's bank debt totaled $7,434,000 at October 26, 2003 and $5,661,000 of that debt was classified as current debt.

      The aggregate maturities of long-term debt subsequent to October 26, 2003 are as follows:

(Dollars in thousands)

FISCAL YEAR
-----------
2004                                    $ 10,286
2005                                       2,026
2006                                      42,805
2007                                       3,495
2008                                       2,316
2009 and thereafter                       34,462
                                        --------
Total                                   $ 95,390
                                        --------

{10} EMPLOYEE BENEFIT PLANS

STOCK OPTIONS

      The Company has four stock option plans: the 1993 Stock Option and Incentive Plan, the 1997 Stock Option and Incentive Plan, the 1993 Outside Directors Stock Option Plan and the 1999 Outside Directors Stock Option Plan .

      On March 26, 1997 the Company's shareholders approved the 1997 Stock Option and Incentive Plan and therefore no awards for additional shares of the Company's common stock will be made under the 1993 Stock Option and Incentive Plan. Under the 1997 Stock Option and Incentive Plan, shares of restricted stock and options to purchase shares of the Company's common stock may be granted to officers and other employees. An aggregate of 1,100,000 shares of common stock has been reserved for issuance under the 1997 Stock Option and Incentive Plan. As of October 26, 2003, there were 105,935 and 545,083 options outstanding under the 1993 Stock Option and Incentive Plan and the 1997 Stock Option and Incentive Plan, respectively. Typically, options granted under these plans have a term of 10 years and become exercisable incrementally over 3 years.

      In December of 2000 the Company's Board of Directors approved the 1999 Outside Directors Stock Option Plan. Under the 1999 Outside Directors Stock Option Plan, 80,000 shares of common stock have been reserved for the issuance of nonqualified stock options to be granted to non-employee directors of the Company. On May 1, 2001, and on each May 1 thereafter, each then non-employee director of the Company will receive an option to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Each option has a term of 10 years and becomes exercisable six months after the date of grant. During fiscal 2003 the Company issued 10,000 shares under the 1999 Outside Directors Stock Option Plan. As of October 26, 2003, there were 38,000 and 46,000 options outstanding under the 1993 Outside Directors Stock Option Plan and the 1999 Outside Directors Stock Option Plan, respectively.

      On June 1, 1999, the Company implemented a Long Term Incentive Compensation Plan (the "Long Term Plan") for seven of its executive officers and certain other senior executives (the "Participants"). The Long Term Plan is designed to incent and retain those individuals who are critical to achieving the Company's long term business objectives. The Long Term Plan consists of (a) options granted with an exercise price equal to the closing price of the Company's common stock on the grant date, which vest over three years; (b) restricted stock awards of common shares which vest over seven years, subject to accelerated vesting in the event the price of the Company's common stock achieves certain targets; and, for certain Participants, (c) a cash bonus payable at the conclusion of fiscal year 2000. Under the Long Term Plan, the Company issued 102,557 restricted shares in fiscal 2001 and 104,360 restricted shares in fiscal 2000. There were 14,318 of restricted stock forfeited in fiscal 2003, no shares of restricted stock were forfeited in fiscal 2002 and 17,415 shares of restricted stock forfeited in fiscal 2001.

      During fiscal 2002, the Company issued 125,000 restricted shares and 75,000 options on similar terms as those which were issued under the Long Term Plan. During fiscal 2003, the Company did not issue any restricted shares or stock options to employees.

      As a result of the restricted stock grants, the Company recorded an increase to additional paid in capital and an offsetting deferred charge for unearned compensation. The deferred charge is equal to the number of shares granted multiplied by the Company's closing share price on the day of the grant. The deferred charge is classified in the equity section of the Company's consolidated balance sheet as unearned compensation and is being amortized to compensation expense on a straight-line basis over the vesting period, subject to accelerated vesting if the Company's common stock reaches certain benchmarks.

      Activity with respect to the Company's stock option plans for fiscal years 2003, 2002 and 2001 was as follows:

                                                                                        Weighted Average
                                                                                            Exercise
                                                                Number of Shares              Price
                                                                ----------------        -----------------

Outstanding, October 29, 2000                                          634,825                 $ 5.78
  Granted                                                               19,000                   2.17
  Canceled                                                             (45,371)                  5.07
  Exercised                                                                  -                      -
                                                                       -------                 ------
Outstanding, October 28, 2001                                          608,454                   5.72
  Granted                                                               75,000                   3.46
  Canceled                                                             (11,955)                  9.11
  Exercised                                                                  -                      -
                                                                       -------                 ------
Outstanding, October 27, 2002                                          671,499                   5.41
  Granted                                                               10,000                   2.11
  Canceled                                                             (30,481)                  3.41
  Exercised                                                                  -                      -
                                                                       -------                 ------
Outstanding, October 26, 2003                                          651,018                  $5.45
                                                                       -------                 ------
Exercisable, October 26, 2003                                          606,518
                                                                       -------
Available for future grants at October 26, 2003                        240,943
                                                                       -------

      The following table summarizes information relating to fixed-priced stock options outstanding for all plans as of October 26, 2003.

                                             Options Outstanding                              Options Exercisable
                                             -------------------                              -------------------
                                                Weighted
                                                 Average           Weighted                                 Weighted
                                 Number         Remaining          Average                  Number          Average
Range of Exercise Price        Outstanding  Contractual Life    Exercise Price           Exercisable     Exercise Price
-----------------------        -----------  ----------------    --------------           -----------     --------------
       $.10 - $3.50                436,698         5.20 years       $  3.06                    422,198       $  3.09
      $3.51 - $12.00               133,200         5.29 years       $  6.70                    103,200       $  7.63
     $12.01 - $32.875               81,120         1.78 years       $ 16.28                     81,120       $ 16.28

RETIREMENT PLANS

      On October 27, 1986, the Company implemented the Quality Dining, Inc. Retirement Plan and Trust ("Plan I"). Plan I is designed to provide all of the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching cash contribution equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. Participant's contributions vest immediately while Company contributions vest 25% annually beginning in the participant's second year of eligibility since Plan I inception.

      On May 18, 1998, the Company implemented the Quality Dining, Inc. Supplemental Deferred Compensation Plan ("Plan II"). Plan II is a non-qualified deferred compensation plan. Plan II participants are considered a select group of management and highly compensated employees according to Department of Labor guidelines. Since the implementation of Plan II, Plan II participants are no longer eligible to contribute to Plan I. Plan II participants elect the percentage of their pay they wish to defer into their Plan II account. They also elect the percentage of their account to be allocated among various investment options. The Company makes matching allocations to the Plan II participants' deferral accounts equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation, subject to the same limitations as are applicable to Plan I participants. Company allocations vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.

      The Company's contributions under Plan I and Plan II aggregated $246,000, $197,000 and $184,000 for fiscal years 2003, 2002 and 2001, respectively.

OTHER PLANS

      The Company also entered into agreements with five of its executive officers and two other senior executives pursuant to which the employees have agreed not to compete with the Company for a period of time after the termination of their employment and are entitled to receive certain payments in the event of a change of control of the Company.

{11} LEASES

      The Company leases its office facilities and a substantial portion of the land and buildings used in the operation of its restaurants. The restaurant leases generally provide for a noncancelable term of five to 20 years and provide for additional renewal terms at the Company's option. Most restaurant leases contain provisions for percentage rentals on sales above specified minimums. Rental expense incurred under these percentage rental provisions aggregated $296,000, $401,000 and $304,000 for fiscal years 2003, 2002 and 2001, respectively.

As of October 26, 2003, future minimum lease payments related to these leases were as follows:

(Dollars in thousands)

Fiscal Year
-----------
2004                                          $   8,446
2005                                              6,641
2006                                              6,002
2007                                              5,704
2008                                              5,050
2009 and thereafter                              22,619
                                              ---------
Total                                         $  54,462
                                              ---------

      Rent expense, including percentage rentals based on sales, was $8,822,000, $9,806,000 and $6,180,000 for fiscal years 2003, 2002 and 2001, respectively.

      The Company has ten subleases at restaurants and four subleases at its corporate headquarters building. As of October 26, 2003, future minimum lease payments related to these subleases were $4,770,000. Sublease payments were $848,000, $656,000 and $460,000 for fiscal years 2003, 2002 and 2001 respectively.

{12} COMMITMENTS AND CONTINGENCIES

      The Company is self-insured for a portion of its employee health care costs. The Company is liable for medical claims up to $125,000 per eligible employee annually, and aggregate annual claims up to approximately $3,160,000. The aggregate annual deductible is determined by the number of eligible covered employees during the year and the coverage they elect.

      The Company is self-insured with respect to any worker's compensation claims not covered by insurance. The Company maintains a $250,000 per occurrence deductible and is liable for aggregate claims up to $2,400,000 for the twelve-month period beginning September 1, 2003 and ending August 31, 2004.

      The Company is self-insured with respect to any general liability claims below the Company's self-insured retention of $150,000 per occurrence for the twelve-month period beginning September 1, 2003 and ending August 31, 2004.

      The Company has accrued $3,688,000 (see Note 4) for the estimated expense for its self-insured insurance plans. These accruals require management to make significant estimates and assumptions. Actual results could differ from management's estimates.

      At October 26, 2003, the Company had commitments aggregating $1,680,000 for the construction of restaurants.

      During fiscal 2003, the Company was party to a lawsuit with BFBC Ltd ("BFBC"), a former franchisee of Bruegger's Bagels, and certain principals of BFBC (the "Franchisee Parties"). During the second quarter of fiscal 2003, the Company entered into a settlement agreement with the Franchisee Parties that provided for a cash payment by the Franchisee Parties to the Company in the amount of $3.75 million and the dismissal of all remaining claims in the lawsuit. The Company recorded a gain of $3,459,000 in the second quarter of fiscal 2003 as a result of this settlement. Subsequent to the end of the second quarter of fiscal 2003, and ancillary to the BFBC settlement, the Company transferred to Bruegger's Corporation's senior secured lender the Company's interest in the $10.7 million Subordinated Note issued by Bruegger's Corporation to the Company in connection with the divestiture of the Company's bagel-related businesses in 1997. The Company received payment of $55,000 for the Subordinated Note. The Company had previously reserved for the full amount of the Subordinated Note. Accordingly, the Company recorded a $55,000 gain in respect of this payment in the third quarter of fiscal 2003.

      The Company is involved in various other legal proceedings incidental to the conduct of its business, including employment discrimination claims. Based upon currently available information, the Company does not expect that any such proceedings will have a material adverse effect on the Company's financial position or results of operations but there can be no assurance thereof.

{13} IMPAIRMENT OF LONG-LIVED ASSETS

      During fiscal 2003 the Company closed four Grady's American Grill restaurants. In light of these disposals and the continued decline in sales and cash flow in its Grady's American Grill division the Company reviewed the carrying amounts for the balance of its Grady's American Grill Restaurant assets. The Company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, for the division as a whole, and in particular with respect to eight locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the Company concluded that these assets had been impaired. The Company measured the impairment and recorded an impairment charge related to these assets aggregating $4,411,000 in the second quarter of fiscal 2003, consisting of a reduction in the net book value of the Grady's American Grill trademark of $2,882,000 and a reduction in the net book value of certain fixed assets in the amount of $1,529,000. In accordance with SFAS 144, this amount has been classified in discontinued operations in the Consolidated Statement of Operations for fiscal 2003.

      In determining the fair value of the aforementioned restaurants, the Company relied primarily on discounted cash flow analyses that incorporated an investment horizon of five years and utilized a risk adjusted discount factor.

      In light of the continuing negative trends in both sales and cash flows, the increase in the pervasiveness of these declines amongst individual stores, and the accelerating rate of decline in both sales and cash flow, the Company also determined that the useful life of the Grady's American Grill trademark should be reduced from 15 to five years.

      During the second half of fiscal 2001, the Company experienced a significant decrease in sales and cash flow in its Grady's American Grill division. The Company initiated various management actions in response to this declining trend, including evaluating strategic business alternatives for the division both as a whole and at each of its 34 restaurant locations. Subsequently, the Company entered into an agreement to sell nine of its Grady's American Grill restaurants for approximately $10.4 million. Because the carrying amount of the related assets as of October 28, 2001 exceeded the estimated net sale proceeds, the Company recorded an impairment charge of $4.1 million related to these nine restaurants. As a consequence of this loss and in connection with the aforementioned evaluation, the Company estimated the future cash flows expected to result from the continued operation and the residual value of the remaining restaurant locations in the division and concluded that, in 12 locations, the undiscounted estimated future cash flows were less than the carrying amount of the related assets. Accordingly, the

Company concluded that these assets had been impaired. The Company measured the impairment and recorded an impairment charge related to these assets aggregating $10.4 million in fiscal 2001, consisting of a reduction in the net book value of the Grady's American Grill trademark of $4.9 million and a reduction in the net book value of certain fixed assets in the amount of $5.5 million.

      In determining the fair value of the aforementioned 12 restaurants, the Company relied primarily on discounted cash flow analyses that incorporated investment horizons ranging from three to 15 years and utilized a risk adjusted discount factor.

      Also, in the fourth quarter of fiscal 2001, the Company committed to plans to close two Grady's American Grill restaurants during the first quarter of 2002. The Company accrued exit costs aggregating approximately $0.2 million, principally for on-going rental costs.

      While the Company believes that the Grady's assets are reported at their estimated fair values as of October 26, 2003, there can be no assurances that future asset impairments may not occur.

{14} RELATED PARTY TRANSACTIONS

The Company leases 43 of its Burger King restaurants from entities that are substantially owned by certain directors, officers and stockholders of the Company. 42 of these restaurants are owned by the real estate entities that have been consolidated in accordance with FIN 46R (See Note 3). Amounts paid for leases with these related entities are as follows:

                                                                                   Fiscal Year Ended
                                                                      October 26,     October 27,     October 28,
(Dollars in thousands)                                                   2003            2002             2001
----------------------                                                ----------      ----------      -----------
           Base rentals                                                  $ 3,331          $ 3,213         $ 3,418
           Percentage rentals                                                289              526             506
                                                                         -------          -------         -------
                                                                           3,620            3,739           3,924
                                                                         -------          -------         -------

      Affiliated real estate partnerships and two other entities related through common ownership pay management fees to the Company as reimbursement for administrative services provided. Total management fees for fiscal 2003 were $12,000 and $14,000 in each of fiscal 2002 and 2001.

      During the fiscal years 2003, 2002 and 2001, the Company made payments to companies owned by certain directors, stockholders and officers of the Company of $231,000, $301,000 and $339,000, respectively, for air transportation services. These amounts exclude salary and related expenses paid to the pilots during fiscal years 2003 and 2002 in the amounts of $104,000 and $16,000, respectively. Prior to fiscal 2002, the pilots' salaries and related expenses were borne by the Airplane Companies.

{15} ACQUISITIONS AND DISPOSITIONS

      On October 15, 2001, the Company purchased certain assets from BBD Business Consultants, LTD. and its affiliates. BBD Business Consultants, LTD. operated 42 Burger King restaurants in the Grand Rapids, Michigan metropolitan area. The Company also purchased leasehold improvements and entered into lease agreements with the landlords of 41 of the 42 Burger King restaurants. During fiscal 2002, the Company closed three of these restaurants. In conjunction with this transaction the Company obtained franchise agreements for the acquired restaurants from Burger King Corporation. The purchase price for the restaurants aggregated $6,067,000 and consisted of $4,212,000 in cash and $1,855,000 in assumed liabilities. The acquisition was accounted for as a purchase. Goodwill of approximately $1,096,000 was recorded in connection with the acquisition, and subsequently was adjusted to $988,000 for the finalization of various liabilities. The operating results of the restaurants have been included in the Company's consolidated financial statements since the date of the acquisition.

      The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the acquisition.

                                At October 15, 2001
                                -------------------

Current assets                                                         $   657,000
Property and equipment                                                   3,276,000
Franchise fees                                                           1,038,000
Goodwill                                                                   988,000
                                                                       -----------
Total assets acquired                                                  $ 5,959,000
Cash paid                                                                4,212,000
                                                                       -----------
Liabilities assumed                                                    $ 1,747,000
                                                                       -----------

      The franchise fees will be amortized over the remaining life of each restaurant's franchise agreement which is between one and 18 years. The $988,000 of goodwill was allocated within the quick service segment and has not been amortized in accordance with FASB 142.

      The following unaudited pro forma results for the fiscal year ended October 28, 2001 were developed assuming the Grand Rapids Burger Kings had been acquired as of the beginning of the period presented. Prior to the acquisition, BBD Business Consultant's fiscal year ended December 31. BBD Business Consultants' prior period financial statements have been conformed with the Company's year end for the fiscal 2001 unaudited pro forma results. The unaudited pro forma results reflect certain adjustments, including interest expense (including capitalized interest on occupancy leases), depreciation of property and equipment and amortization of intangible assets.

                                                                     Fiscal Year
                                                                     -----------
                                                                     October 28,
                                                                         2001
                                                                     -----------
                                                                     (Unaudited)
Total revenues                                                        $ 268,144
Pro forma net loss                                                      (14,538)
Pro forma net loss per share                                              (1.28)

      The unaudited pro forma results shown above are not necessarily indicative of the consolidated results that would have occurred had the acquisitions taken place at the beginning of the respective period, nor are they necessarily indicative of results that may occur in the future.

      During fiscal 2003, the Company sold four of its Grady's American Grill restaurants for net proceeds of $4,779,000. The Company recorded a $341,000 gain related to these sales.

      During fiscal 2002, the Company sold 15 of its Grady's American Grill restaurants for net proceeds of $15,512,000. The Company recorded a $1,360,000 gain related to these sales.

{16} OTHER INFORMATION

      On June 15, 2004 a group of five shareholders led by Company CEO Daniel B. Fitzpatrick ("Fitzpatrick Group") presented the Board with a proposal to purchase all outstanding shares of common stock owned by the public shareholders. Under the terms of the proposed transaction, the public holders of the outstanding shares of the Company would each receive $2.75 in cash in exchange for each of their shares. The purchase would take the form of a merger in which the Company would survive as a privately held corporation. The Fitzpatrick Group advised the Board that it was not interested in selling its shares to a third party, whether in connection with a sale of the company or otherwise.

      On October 13, 2004, the special committee of independent directors established by the Company's Board approved in principle, by a vote of three to one, a transaction by which the Fitzpatrick Group would purchase all outstanding shares of common stock owned by the public shareholders. Under the terms of the proposed transaction, the public holders of the outstanding shares of Quality Dining would receive $3.20 in cash in exchange for each of their shares.

      On November 9, 2004, the Company entered into a definitive merger agreement with a newly-formed entity owned by the Fitzpatrick Group. Under the terms of the agreement, the public shareholders will receive $3.20 in cash in exchange for each of their shares. Following the merger, the Company's common stock will no longer be traded on NASDAQ or registered with the Securities and Exchange Commission. The Fitzpatrick Group has agreed to vote their shares for and against approval of the transaction in the same proportion as the votes cast by all other shareholders voting at the special meeting to be held to vote on the transaction. The agreement provides that if the shareholders do not approve the transaction, the Company will reimburse the Fitzpatrick Group for its reasonable out-of-pocket expenses not to exceed $750,000. The agreement is subject to customary conditions, including, financing and the approval of the Company's shareholders and Franchisors.

{17} SEGMENT REPORTING

      The segment information has been prepared in accordance with SFAS 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131).

      The Company operates four distinct restaurant concepts in the food-service industry. It owns the Grady's American Grill and two Italian Dining concepts and operates Burger King and Chili's Grill & Bar restaurants as a franchisee of Burger King Corporation and Brinker International, Inc., respectively. The Company has identified each restaurant concept as an operating segment based on management structure and internal reporting. For purposes of applying SFAS 131, the Company considers the Grady's American Grill, the two Italian Dining concepts and Chili's Grill & Bar to be similar and has aggregated them into a single reportable segment (Full Service). The Company considers the Burger King restaurants as a separate reportable segment (Quick Service). Summarized financial information concerning the Company's reportable segments is shown in the following table. The "all other" column is the VIE activity, (See Note 3). The "other reconciling items" column includes corporate related items, intercompany eliminations and income and expense not allocated to reportable segments.

                                                                                                OTHER
                                                   FULL             QUICK          ALL       RECONCILING
           (Dollars in thousands)                SERVICE           SERVICE        OTHER         ITEMS          TOTAL
           ----------------------                -------           -------        -----         -----          -----
FISCAL 2003
Revenues                                        $ 104,348         $ 114,983      $ 3,586     $   (3,586)     $ 219,331
Income from restaurant operations (1)              14,351            12,677        2,942           (411)        29,559

Operating income                                    8,683             3,173        2,835         (1,474)     $  13,217
Interest expense                                                                                                 7,143
Other income                                                                                                       442
                                                                                                             ---------
Income from continuing operations before
income taxes                                                                                                 $   6,516
                                                                                                             =========

Total assets                                       68,417            51,296       18,599         20,964      $ 159,276
Depreciation and amortization                       4,842             5,011          500            992         11,345

FISCAL 2002
Revenues                                        $ 113,925         $ 123,795      $ 3,890     $   (3,890)     $ 237,720
Income from restaurant operations (1)              14,480            16,036        3,196           (660)        33,052

Operating income                                    7,219             5,314        3,119         (2,101)     $  13,551
Interest expense                                                                                                 7,916
Other income (expense)                                                                                          (1,279)
                                                                                                             ---------
Income from continuing operations before
income taxes                                                                                                 $   4,356
                                                                                                             =========

Total assets                                       91,630            51,210       16,065         11,743      $ 170,648
Depreciation and amortization                       5,138             4,672          552          1,286         11,648

FISCAL 2001
Revenues                                        $ 119,822         $  80,791      $ 3,918     $   (3,918)     $ 200,613
Income from restaurant operations (1)              12,200            11,217        3,139           (661)        25,895

Operating income (loss)                           (10,404)(2)         4,538        3,083         (2,766)     $  (5,549)
Interest expense                                                                                                 9,873
Other income (expense)                                                                                          (1,958)
                                                                                                             ---------
Loss from continuing operations before
income taxes                                                                                                 $ (17,380)
                                                                                                             =========

Total assets                                      104,425            45,268       16,505         14,773      $ 180,971
Depreciation and amortization                       7,593             3,312          636          1,513         13,054

(1)   Income from operations is restaurant sales minus total operating expenses.

(2) Includes charges for the impairment of assets and facility closing costs totaling $15,385,000.

{18} SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
     (in thousands, except per share amounts)

    Year ended October 26, 2003
    ---------------------------

                                                                         First         Second            Third       Fourth
                                                                        Quarter        Quarter          Quarter      Quarter
                                                                        -------        -------          -------      -------
Total revenues                                                         $ 65,144      $  49,690        $  52,031     $  52,466
Operating income (loss)                                                   2,882          2,846            3,128         4,361
Income (loss) from continuing operations before income taxes                278          4,284             (230)(2)     2,184
Net income                                                             $    179      $    (280)(1)    $    (133)    $   1,106
                                                                       ========      =========        =========     =========
Basic net income (loss) per share                                      $   0.02      $   (0.02)       $   (0.01)    $    0.11
                                                                       ========      =========        =========     =========
Diluted net income (loss) per share                                    $   0.02      $   (0.02)       $   (0.01)    $    0.11
                                                                       ========      =========        =========     =========
Weighted average shares:
Basic                                                                    11,311         11,311           10,805        10,163
Diluted                                                                  11,358         11,316           10,805        10,208

    Year ended October 27, 2002
    ---------------------------

                                                                         First         Second            Third       Fourth
                                                                        Quarter        Quarter          Quarter      Quarter
                                                                        -------        -------          -------      -------
Total revenues                                                         $ 73,271      $  56,895        $  54,833     $  52,721
Operating income                                                          3,712          2,912            4,050         2,877
Income (loss) from continuing operations before income taxes                540            942            1,809         1,065
Net income                                                             $    942      $   1,223        $   1,718     $   1,201
                                                                       ========      =========        =========     =========
Basic net income per share                                             $   0.08      $    0.11        $    0.15     $    0.11
                                                                       ========      =========        =========     =========
Diluted net income per share                                           $   0.08      $    0.11        $    0.15     $    0.11
                                                                       ========      =========        =========     =========
Weighted average shares:
Basic                                                                    11,206         11,206           11,270        11,311
Diluted                                                                  11,298         11,422           11,617        11,417

(1) Includes charges for the impairment of assets and facility closing costs totaling $14,411,000 and a recovery of note receivable in the amount of $3,459,000.

(2)   Includes stock purchase expense of $1,294,000.

QUALITY DINING, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Quality Dining, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Quality Dining, Inc. and its subsidiaries at October 26, 2003 and October 27, 2002, and the results of their operations and their cash flows for each of the three years in the period ended October 26, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on the immediately following page presents fairly, in all material aspects, the information set forth therein when read in conjunction with the related consolidated financial statements and financial statement schedules. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 46-R, "Consolidation of Variable Interest Entities", on October 27, 2003.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets as of October 29, 2001 and the manner in which it accounts for long-lived assets to be disposed of as of October 28, 2002.

PricewaterhouseCoopers LLP

Chicago, Illinois
December 23, 2003, except for Notes 2, 3 and 16, as to which the date is December 21, 2004

               II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                                   Additions
                                                                   ---------
                                              Balance at      Charged to    Charged                         Balance at
                                             Beginning of     Costs and     to Other                          End of
                                                Period        Expenses      Accounts      Deductions          Period
                                                ------        --------      --------      ----------          ------
Year ended October 28, 2001

     Income tax valuation allowance           $   20,362        5,343              -               -      $   25,705

Year ended October 27, 2002

     Income tax valuation allowance           $   25,705            -              -          (1,747)(1)  $   23,958

Year ended October 26, 2003

     Income tax valuation allowance           $   23,958          211              -               -      $   24,169

(1) During fiscal 2002 the Company utilized NOL carryforwards to offset current-year taxable income.